                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



               Date of Report (Date of earliest event reported):
                              February  23, 1999



                      UNITED VIDEO SATELLITE GROUP, INC.
              (Exact Name of Registrant as Specified in Charter)

      Delaware                  0-22662                   73-1290412
   (State or Other            (Commission               (IRS Employer
   Jurisdiction of            File Number)            Identification No.)
    Incorporation)

             7140 South Lewis Avenue, Tulsa, Oklahoma  74136-5422
              (Address of Principal Executive Office)  (Zip code)



                                (918) 488-4000
             (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

(a) Financial Statements of United Video Satellite Group, Inc. ("UVSG")and Businesses to be Acquired by UVSG.

     The following financial statements of News America Publications Inc. ("Publications"), businesses of Liberty Media Corporation which are engaged in selling satellite distributed video programming and ancillary services to wholesale customers in the United States and Canada (the "Netlink Wholesale Division") and UVSG are attached:

  Appendix I:   Index to Consolidated Financial Statements

                Publications Financial Statements as of December 31, 1998 (unaudited) and June 30, 1998 and 1997 and for the six months ended December 31, 1998 and 1997 (unaudited) and the years ended June 30, 1998, 1997 and 1996.

                Netlink Wholesale Division Financial Statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996.

                UVSG Financial Statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996.

(b) Management's Discussion and Analysis of Financial Condition and Results of Operations

     Management's Discussion and Analysis of Financial Condition and Results of Operations of Publications, the Netlink Wholesale Division and UVSG are attached hereto as Appendix II.

(c)  Unaudited Pro Forma Combined Financial Statements

    Unaudited pro forma combined financial statements which give pro forma effect to the Acquisition of Publications and the Netlink Wholesale Division by UVSG are attached hereto as Appendix III.

(d)  Exhibits

     23.1 Consent of Independent Public Accountants.

     23.2 Consent of Independent Auditors.

     23.3 Consent of Independent Auditors.

     23.4 Consent of Independent Auditors.

                                  SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 UNITED VIDEO SATELLITE GROUP, INC.



DATE:  February 23, 1999         By: /s/ Peter C. Boylan, III
                                     -----------------------------
                                     Peter C. Boylan, III
                                     President and
                                     Chief Operating Officer

                                   APPENDIX I

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
News America Publications Inc.
Report of Independent Public Accountants.................................   F-2
Combined Balance Sheets as of December 31, 1998 (unaudited), June 30,
 1998 and 1997...........................................................   F-3
Combined Statements of Operations for the Six Months Ended December 31,
 1998 and 1997 (unaudited), and for the Years Ended June 30, 1998, 1997
 and 1996................................................................   F-4
Combined Statements of Cash Flows for the Six Months Ended December 31,
 1998 and 1997 (unaudited) and for the Years Ended June 30, 1998, 1997
 and 1996................................................................   F-5
Notes to Combined Financial Statements...................................   F-6
Schedule II--Valuation and Qualifying Accounts for the Years Ended June
 30, 1998, 1997 and 1996.................................................  F-14
Netlink Wholesale Division
Independent Auditors' Report.............................................  F-15
Combined Balance Sheets as of December 31, 1998 and 1997.................  F-16
Combined Statements of Operations and Combined Equity for the Years Ended
 December 31, 1998 1997 and 1996.........................................  F-17
Combined Statements of Cash Flows for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-18
Notes to Combined Financial Statements...................................  F-19
United Video Satellite Group, Inc.
Independent Auditors' Reports:
  KPMG LLP...............................................................  F-23
  Ernst & Young LLP......................................................  F-24
Consolidated Balance Sheets as of December 31, 1998 and 1997.............  F-25
Consolidated Statements of Income for the Years Ended December 31, 1998,
 1997 and 1996...........................................................  F-26
Consolidated Statements of Changes in Stockholders' Equity for the Years
 Ended December 31, 1998, 1997 and 1996..................................  F-27
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1998, 1997 and 1996.....................................................  F-28
Notes to Consolidated Financial Statements...............................  F-29
Schedule II--Valuation and Qualifying Accounts for the Years Ended
 December 31, 1998, 1997 and 1996........................................  F-54

   Separate financial statements of the guarantor subsidiaries have not been presented herein as such subsidiaries are (or, subsequent to the Acquisitions, will be) wholly owned and will be joint and several, full and unconditional guarantors of the notes.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder of
News America Publications Inc.:

   We have audited the accompanying combined balance sheets of the Companies identified in Note 1 as of June 30, 1998 and 1997 and the related combined statements of operations and cash flows for each of the three years in the period ended June 30, 1998. These combined financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Companies identified in Note 1 as of June 30, 1998 and 1997 and the combined results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II--Valuation and Qualifying Accounts is presented for purposes of additional analysis and is not a required part of the basic financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP
New York, New York
July 28, 1998

                         NEWS AMERICA PUBLICATIONS INC.

                            COMBINED BALANCE SHEETS

                      As of December 31, 1998 (unaudited),
                             June 30, 1998 and 1997
                      (In thousands, except share amounts)

                                                              June 30,
                                         December 31,  ------------------------
                                             1998         1998         1997
                                         ------------  -----------  -----------
                                         (unaudited)
                 ASSETS
CURRENT ASSETS:
  Cash.................................. $       --    $         3  $         1
  Accounts and notes receivables (net of
   allowance of $92,882 (unaudited),
   $53,495 and $53,126, respectively)...     162,115       112,674       95,178
  Inventories...........................      34,833        37,914       34,265
  Prepaid expenses and other current
   assets...............................       4,321         1,928        2,076
                                         -----------   -----------  -----------
    Total current assets................     201,269       152,519      131,520
PROPERTY, PLANT AND EQUIPMENT, net......      16,634        21,161       21,627
INTANGIBLES, net........................   2,358,514     2,407,019    2,396,494
OTHER NONCURRENT ASSETS.................      20,626        21,999       20,448
                                         -----------   -----------  -----------
    Total assets........................ $ 2,597,043   $ 2,602,698  $ 2,570,089
                                         ===========   ===========  ===========
  LIABILITIES AND STOCKHOLDER'S EQUITY
                (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable and accrued
   expenses............................. $    60,090   $    73,699  $    65,801
  Deferred subscription income..........     168,971       162,967      178,333
  Due to other publishers...............      39,932        39,815       41,280
                                         -----------   -----------  -----------
    Total current liabilities...........     268,993       276,481      285,414
DUE TO AFFILIATES, net..................         --      2,669,416    2,537,401
DEFERRED SUBSCRIPTION INCOME............      54,311        52,711       51,088
DEFERRED INCOME TAXES...................     621,946       635,785      633,065
OTHER NONCURRENT LIABILITIES............      14,179        14,514       11,918
                                         -----------   -----------  -----------
    Total liabilities...................     959,429     3,648,907    3,518,886
                                         -----------   -----------  -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY (DEFICIT):
  Common stock, $2.50 par value, 3,000
   shares authorized, 100 shares issued
   and outstanding......................         --            --           --
  Additional paid-in capital............   3,224,299       444,500      369,500
  Accumulated deficit...................  (1,586,685)   (1,490,709)  (1,318,297)
                                         -----------   -----------  -----------
    Total stockholder's equity
     (deficit)..........................   1,637,614    (1,046,209)    (948,797)
                                         -----------   -----------  -----------
    Total liabilities and stockholder's
     equity (deficit)................... $ 2,597,043   $ 2,602,698  $ 2,570,089
                                         ===========   ===========  ===========

            See accompanying notes to combined financial statements.

                         NEWS AMERICA PUBLICATIONS INC.

                       COMBINED STATEMENTS OF OPERATIONS
  For the Six Months Ended December 31, 1998 and 1997 (unaudited) and For the
                    Years Ended June 30, 1998, 1997 and 1996
                                 (In thousands)

                              Six Months
                          Ended December 31,         Year Ended June 30,
                          --------------------  -------------------------------
                            1998       1997       1998       1997       1996
                          ---------  ---------  ---------  ---------  ---------
                              (unaudited)
REVENUES................  $ 341,230  $ 315,622  $ 616,798  $ 650,176  $ 636,761
OPERATING EXPENSES......    236,106    211,554    410,691    408,842    403,013
SELLING, GENERAL AND
 ADMINISTRATIVE EX-
 PENSES.................     30,907     28,799     54,698     56,305     49,649
DEPRECIATION AND AMORTI-
 ZATION OF PROPERTY,
 PLANT &
 EQUIPMENT..............      3,473      3,092      6,329      7,224      6,513
AMORTIZATION OF INTANGI-
 BLE
 ASSETS.................     48,461     46,587     93,693     93,693     93,693
                          ---------  ---------  ---------  ---------  ---------
  Operating income
   before intercompany
   interest charge......     22,283     25,590     51,387     84,112     83,893
INTERCOMPANY INTEREST
 CHARGE.................   (132,098)  (123,888)  (250,855)  (234,581)  (232,986)
                          ---------  ---------  ---------  ---------  ---------
  Loss before benefit in
   lieu of income
   taxes................   (109,815)   (98,298)  (199,468)  (150,469)  (149,093)
BENEFIT IN LIEU OF IN-
 COME
 TAXES..................     13,840     13,528     27,056     27,056     27,056
                          ---------  ---------  ---------  ---------  ---------
  Net loss..............  $ (95,975) $ (84,770) $(172,412) $(123,413) $(122,037)
                          =========  =========  =========  =========  =========


            See accompanying notes to combined financial statements.

                         NEWS AMERICA PUBLICATIONS INC.

                       COMBINED STATEMENTS OF CASH FLOWS

  For the Six Months Ended December 31, 1998 and 1997 (unaudited) and For the
                    Years Ended June 30, 1998, 1997 and 1996
                                 (In thousands)

                             Six Months
                         Ended December 31,         Year Ended June 30,
                         --------------------  -------------------------------
                           1998       1997       1998       1997       1996
                         ---------  ---------  ---------  ---------  ---------
                             (unaudited)
CASH FLOWS FROM OPERAT-
 ING
 ACTIVITIES:
 Net loss............... $ (95,975) $ (84,770) $(172,412) $(123,413) $(122,037)
 Adjustments to
  reconcile net loss to
  net cash provided by
  operating activities:
  Depreciation and
   amortization of
   intangible assets and
   property, plant &
   equipment............    51,934     49,679    100,022    100,917    100,206
  Non-cash intercompany
   charge for interest..   132,098    123,888    250,855    234,581    232,986
  Benefit in lieu of
   income taxes.........   (13,840)   (13,528)   (27,056)   (27,056)   (27,056)
 Changes in assets and
  liabilities:
  Accounts and notes
   receivables..........   (49,441)   (32,854)   (11,396)   (17,468)   (19,109)
  Inventories...........     3,081      4,794       (449)    (3,120)    (6,964)
  Other non-current
   assets...............       523       (254)      (492)       546      1,169
  Accounts payable and
   accrued expenses and
   due to other
   publishers...........    (5,632)   (17,170)    (5,959)    27,522      2,285
  Prepaid expenses and
   other current
   assets...............    (2,393)       (26)       549        267        369
  Deferred subscription
   income...............     7,605     (1,573)   (13,743)   (15,852)    20,539
  Other noncurrent
   liabilities..........      (335)        (1)     1,496      2,273      7,355
                         ---------  ---------  ---------  ---------  ---------
    Net cash (used
     in)/provided by
     operating
     activities.........    27,625     28,185    121,415    179,197    189,743
                         ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVEST-
 ING
 ACTIVITIES:
 Investment in property,
  plant and equipment...    (1,323)    (1,063)    (2,364)    (3,844)    (5,300)
 Other..................    (4,558)      (384)      (209)      (552)   (14,241)
                         ---------  ---------  ---------  ---------  ---------
    Net cash used in
     investing
     activities.........    (5,881)    (1,447)    (2,573)    (4,396)   (19,541)
                         ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANC-
 ING
 ACTIVITIES:
 Borrowings (repayments)
  of advances from
  affiliates............   (21,747)   (26,735)  (118,840)  (174,803)  (170,199)
                         ---------  ---------  ---------  ---------  ---------
    Net cash (used
     in)/provided by
     financing
     activities.........   (21,747)   (26,735)  (118,840)  (174,803)  (170,199)
                         ---------  ---------  ---------  ---------  ---------
    Net
     increase/(decrease)
     in cash............        (3)         3          2         (2)         3
                         ---------  ---------  ---------  ---------  ---------
CASH BALANCE, beginning
 of year/period.........         3          1          1          3        --
                         ---------  ---------  ---------  ---------  ---------
CASH BALANCE, end of
 year/period............ $     --   $       4  $       3  $       1  $       3
                         =========  =========  =========  =========  =========

            See accompanying notes to combined financial statements.

                        NEWS AMERICA PUBLICATIONS INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS,

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996

1.  ORGANIZATION AND BASIS OF PRESENTATION

   News America Publications Inc., a Delaware corporation (together with its subsidiaries, "Publications"), is a wholly owned indirect subsidiary of The News Corporation Limited ("News Corp."), an Australian registered company with American Depositary Receipts traded on the New York Stock Exchange.

   On October 31, 1988, News Corp. acquired Triangle Publications, Inc., the publisher of TV Guide, Seventeen Magazine and The Daily Racing Form for $2.8 billion in cash and changed its name to News America Publications Inc. In June 1991, News Corp. sold Seventeen Magazine, The Daily Racing Form and several other consumer publications. Publications operates the guide business of TV Guide, a weekly entertainment magazine. Its wholly owned subsidiary, Murdoch Magazines Distribution, Inc., provides newsstand distribution for TV Guide as well as for third-party magazine publishers. In connection with the United Video Satellite Group ("UVSG") transaction (see below), a subsidiary of News Corp will transfer certain assets and liabilities of TV Guide Entertainment Network ("TVGEN"), a division of News America Digital Publishing, Inc., to Publications. TVGEN commenced operations effective July 1, 1996. In the accompanying financial statements, TVGEN's financial position and results of operations have been combined with those of Publications from July 1, 1996 onward.

   Publications publishes TV Guide Magazine and other magazine titles and distributes magazines for other magazine publishers. Over 90% of Publications' revenues are generated from the advertising included in, and circulation of, TV Guide Magazine. TVGEN maintains an interactive entertainment site on the worldwide web.

   On June 10, 1998, a subsidiary of News Corp. entered into a letter of agreement (the "Letter Agreement") to sell all of the outstanding stock of Publications and all of the outstanding stock of TVSM (see Note 6) (the "TV Guide Acquisition") for consideration of 60 million shares (as adjusted for UVSG's 1998 two-for-one stock split) of UVSG common stock, subject to certain adjustments, and $800 million in cash.

   The accompanying combined financial statements include the consolidated financial statements of Publications, combined with those of TVGEN (since inception on July 1, 1996) and TVSM (since its acquisition on June 26, 1998) (collectively the "Companies"), and reflect the results of operations, financial position and cash flows of the Companies as if the Companies were separate entities, and were derived from the consolidated financial statements of News Corp. using historical bases in the assets and liabilities of the Companies. The financial information for the years ended June 30, 1998, 1997 and 1996, may not necessarily reflect the results of operations, financial position, changes in shareholders' equity and cash flows of the Companies had the Companies been separate entities during those periods.

   All significant intercompany balances and transactions have been eliminated.

   The accompanying unaudited combined financial statements as of December 31, 1998, and for the six months ended December 31, 1998 and 1997, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the six-month periods ended December 31, 1998 and 1997 are not necessarily indicative of the results that may be expected for the fiscal year.

                        NEWS AMERICA PUBLICATIONS INC.

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Significant accounting policies are summarized below.

 Revenue Recognition:

   Advertising revenues are recorded upon release of magazines for sale to consumers and are stated net of agency commissions and cash and sales discounts. Allowances for estimated bad debts, frequency discounts and rebates are provided based upon historical experience. Actual bad debts, discounts and rebates may differ from estimates. Management does not expect such differences to have a material effect on the combined financial statements.

   A proportionate share of magazine subscription revenue is recognized as magazines are delivered to subscribers.

   Newsstand revenues are recognized based on the on-sale dates of magazines. Allowances for estimated returns are recorded based upon historical experience. Actual returns for the last issues of the year may differ from estimates. Management does not expect such differences to have a material effect on the Companies' combined financial statements.

   Distribution revenues are recognized as commissions are earned.

   TVGEN recognizes advertising revenues based on the number of page/views (impressions) for its website pursuant to advertiser contracts and sponsorship revenues are recognized over the period of the sponsorship contract.

 Deferred Subscription Income:

   Deferred subscription income results from advance orders and payments for magazine subscriptions received from subscribers. Allowances for estimated subscription cancellations are provided based upon historical experience.

 Publication/Issuance Costs:

   Substantially all external direct costs incurred prior to on-sale dates are deferred and charged to cost of sales upon on-sale dates of magazines. All internal costs are expensed as incurred.

 Inventories:

   Inventories consist of paper and are stated at the lower of cost or market. Cost is determined on an average cost basis for all inventory. Average cost approximates the first-in, first-out cost method.

 Property, Plant and Equipment:

   Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over estimated useful lives of assets. Leasehold improvements are amortized over the shorter of the remaining lease terms or estimated useful lives of related improvements. The cost and accumulated depreciation of property sold or retired are removed from the accounts upon disposition.

                        NEWS AMERICA PUBLICATIONS INC.

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


   Estimated useful lives for major categories are as follows:

     Leasehold Improvements........ Shorter of lease term or remainder of lease
     Machinery and Equipment....... 5 Years
     Data Processing Equipment..... 7 Years

 Intangibles:

   The excess of costs over the fair value of net tangible assets acquired represents the portion of the acquisition costs of News Corp.'s purchase of Triangle Publications, Inc. specifically related to Publications' businesses and the acquisition of TVSM (see Note 6). Such amounts have been allocated to publishing rights and acquired subscriber accounts. Publishing rights and excess of cost over net assets acquired are being amortized on a straight-line basis over 40 years. Acquired subscriber accounts are being amortized over various periods through 2001. In evaluating the value of future benefit of these assets, the recoverability from operating income is measured. Under this approach, the estimated future undiscounted cash flows associated with these assets is compared to the assets' carrying values to determine if a reduction is required. No such reductions in carrying values have been recorded.

   As a result of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), Publications and TVSM increased the excess of cost over net assets acquired and deferred tax liabilities to provide for deferred taxes on basis differences related to the respective acquisitions. Such amounts are being amortized over 40 years using the straight-line method.

 Income Taxes:

   SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. The Companies are included in the consolidated federal tax returns of their ultimate United States parent, News Publishing Australia Limited ("NPAL"), a subsidiary of News Corp. The Companies have provided for income taxes in the accompanying combined financial statements as if they were separate taxpayers. As discussed above, deferred tax liabilities were established in connection with the adoption of SFAS No. 109. The benefit in lieu of income taxes in each of the three years included in the accompanying combined financial statements results from changes in the basis differences that have occurred since the acquisitions of Publications and TVSM.

 Due to Other Publishers:

   The amounts due to other publishers represent sales from distribution of other publishers' publications, net of Publications' commission revenue and reserves for returns.

 Use of Estimates:

   The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions by management. As a result, reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent liabilities, may differ from actual results.

                        NEWS AMERICA PUBLICATIONS INC.

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


3. PROPERTY, PLANT AND EQUIPMENT

   The composition of property, plant and equipment at June 30, 1998 and 1997 was as follows (in thousands):

                                                               1998      1997
                                                             --------  --------
     Leasehold Improvements................................. $  5,335  $  5,169
     Machinery and Equipment................................   40,007    35,462
     Data Processing Equipment..............................    9,988     8,836
                                                             --------  --------
                                                               55,330    49,467
     Accumulated Depreciation and Amortization..............  (34,169)  (27,840)
                                                             --------  --------
                                                             $ 21,161  $ 21,627
                                                             ========  ========

4. INTANGIBLE ASSETS

   The composition of intangible assets at June 30, 1998 and 1997 was as follows (in thousands):

                                                            1998        1997
                                                         ----------  ----------
     Publishing Rights.................................. $2,270,202  $2,195,760
     Excess of Costs Over Net Assets Acquired...........    899,263     869,487
     Acquired Subscriber Accounts.......................    154,830     154,830
                                                         ----------  ----------
                                                          3,324,295   3,220,077
     Accumulated Amortization...........................   (917,276)   (823,583)
                                                         ----------  ----------
                                                         $2,407,019  $2,396,494
                                                         ==========  ==========

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   The composition of accounts payable and accrued expenses at June 30, 1998 and 1997 was as follows (in thousands):

                                                                 1998    1997
                                                                ------- -------
     Trade Payables............................................ $38,852 $36,047
     Overdraft Payable.........................................  16,388  11,914
     Payroll and Employee Benefits.............................   6,505   7,469
     Other Accrued Expenses....................................  11,954  10,371
                                                                ------- -------
                                                                $73,699 $65,801
                                                                ======= =======

6. ACQUISITION OF TVSM

   On June 26, 1998, a subsidiary of News Corp. acquired all of the outstanding stock of TVSM, Inc. ("TVSM"), a magazine publisher of monthly and weekly programming guides designed specifically for and sold through companies in the cable television industry, for cash of approximately $75 million. The acquisition has been recorded as a purchase and the Companies have recorded a capital contribution of $75 million from News Corp. related to this acquisition. The excess of costs over the fair value of net assets acquired of approximately $74 million has been allocated to publishing rights and is being amortized on a straight-line basis over 40 years. In accordance with

                        NEWS AMERICA PUBLICATIONS INC.

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996

SFAS No. 109, Publications increased the excess of cost over net assets acquired and deferred tax liabilities by approximately $30 million to provide for deferred taxes on basis differences related to the acquisition. The allocation of the purchase price is based upon preliminary estimates of useful lives, expenses and liabilities and may differ from the final purchase price allocation.

7. COMMITMENTS AND CONTINGENCIES

   The Companies utilize office and warehouse space and certain equipment under operating lease arrangements. The following table summarizes the Companies' future obligations under these leases at June 30, 1998 (in thousands):

                                                                       Operating
                                                                        Leases
                                                                       ---------
       1999...........................................................  $ 2,584
       2000...........................................................    2,414
       2001...........................................................    2,379
       2002...........................................................    2,439
       2003...........................................................    2,477
       2004 and thereafter............................................    4,594
                                                                        -------
       Total minimum lease payments...................................  $16,887
                                                                        =======

   Rent expense for operating leases amounted to approximately $5 million in 1998, 1997 and 1996, respectively.

   News Corp. has negotiated several contracts with paper manufacturers on behalf of its subsidiaries. Publications has purchased the paper utilized in its operations pursuant to such contracts. News Corp. has agreed to continue such bulk paper procurement for Publications after its sale to UVSG; however, there can be no assurance that News Corp. will continue to provide such paper procurement services for Publications in the future.

   The Companies are involved in certain litigation and claims arising in the normal course of business. In the opinion of management, any liabilities arising from such litigation and claims are not expected to be material to the financial position and results of operations of the Companies.

                        NEWS AMERICA PUBLICATIONS INC.

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


8. INCOME TAXES

   The Companies are included in a consolidated tax return with other News Corp. owned companies. The Companies' financial statements are prepared on a separate return basis. Therefore the income tax accounts are based on what the Companies' current and deferred tax provision would have been if the Companies filed a separate tax return.

   Significant components of the benefit in lieu of income taxes for the years ended June 30, 1998, 1997 and 1996 are as follows (in thousands):

                                                        Years Ended June 30,
                                                      -------------------------
                                                        1998     1997    1996
                                                      --------  ------- -------
   Current
     Federal......................................... $ 60,231  $ 3,035 $23,505
     State...........................................   15,105    5,575   8,376
                                                      --------  ------- -------
                                                        75,336    8,610  31,881
   Deferred
     Federal.........................................  (48,661)  11,646  (7,754)
     State...........................................      381    6,800   2,929
                                                      --------  ------- -------
                                                       (48,280)  18,446  (4,825)
                                                      --------  ------- -------
   Total benefit in lieu of income taxes............. $ 27,056  $27,056 $27,056
                                                      ========  ======= =======

   Net deferred tax liabilities as of June 30, 1998 and 1997 are as follows (in thousands):

                                                            1998       1997
                                                          ---------  ---------
   Deferred tax assets
     NOLs attributed on a stand-alone basis.............. $ 202,460  $ 127,124
     Other...............................................     6,763     31,786
   Deferred tax liabilities
     Basis differences on acquisitions...................  (632,087)  (629,372)
     Other...............................................    (7,375)    (8,098)
   Valuation allowance...................................  (205,546)  (154,505)
                                                          ---------  ---------
                                                          $(635,785) $(633,065)
                                                          =========  =========

   The Companies have an NOL of approximately $200 million. The ultimate utilization of this NOL is subject to review by the Internal Revenue Service as future tax returns are filed. The Companies have a valuation allowance for the full amount of all NOLs since, on a stand alone basis, realization is not more likely than not.

                        NEWS AMERICA PUBLICATIONS INC.

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


   A reconciliation of the benefit in lieu of income taxes included in the combined statements of operations and the benefit in lieu of income taxes assuming the Federal statutory income tax rate is as follows (in thousands):

                                                     1998      1997      1996
                                                   --------  --------  --------
   Benefit assuming federal income tax rate....... $ 69,815  $ 52,664  $ 52,165
   Amortization of intangibles....................   (9,469)   (9,469)   (9,469)
   State income tax, net of federal benefit.......   15,485    12,375    11,304
   Other..........................................    2,266     2,343      (887)
   Increase in valuation allowance................  (51,041)  (30,857)  (26,057)
                                                   --------  --------  --------
                                                   $ 27,056  $ 27,056  $ 27,056
                                                   ========  ========  ========

9. EMPLOYEE BENEFITS

 News America Incorporated Defined Benefit Plan

   Publications and TVGEN participate in the News America Incorporated Employee Pension and Retirement Plan (the "NAI Plan"), a defined benefit plan covering substantially all Publications and TVGEN employees. The NAI Plan provides retirement benefits to all non-union salaried employees based on average earnings, length of service, and other considerations. Pension costs charged to Publications and TVGEN are based upon an actuarial study performed by an independent actuarial firm. Pension expense was $1.8 million in 1998, $1.8 million in 1997, and $2.3 million in 1996.

   In connection with the UVSG Transaction, Publications and TVGEN will no longer be participating employers under the NAI Plan and, as a result, Publications' and TVGEN's employees will no longer accrue benefits in the NAI Plan.

 Other Plans

   Publications' and TVGEN's employees participate in the News America Incorporated Savings Plan (the "Savings Plan"), a defined contribution plan. Publications and TVGEN match contributions to the Savings Plan up to 3% of each participant's eligible compensation. Contributions by Publications and TVGEN under the Savings Plan were $1.1 million in 1998, $1.1 million in 1997, and $1.0 million in 1996.

   In connection with the TV Guide Acquisition, News Corp. will segregate the assets allocable to accrued benefits of present and former employees of Publications and TVGEN and transfer such assets to a newly created plan containing substantially identical provisions.

   TVSM's employees participate in a 401(K) retirement plan. TVSM makes matching contributions at the rate of 8% of employees' qualified contributions to a maximum of 3% of employees' qualifying wages. TVSM may also make, at its discretion, contributions allocated based upon each participant's share of total compensation paid to all employees eligible to participate in the plan.

                        NEWS AMERICA PUBLICATIONS INC.

                  December 31, 1998 and 1997 (unaudited) and
                         June 30, 1998, 1997 and 1996


10. RELATED PARTY TRANSACTIONS

   Affiliates of News Corp. provide general managerial assistance to Publications and TVGEN including assistance relating to centralized medical, dental and pension plans, tax matters, paper purchasing, travel arrangements, legal matters and insurance and allocate a proportionate share of these costs and corporate rent expense to Publications and TVGEN. The basis for such allocation varies depending upon the nature of the cost and includes such factors as headcount and square footage. Allocated costs totaled approximately $4.0 million, $4.0 million and $4.8 million in the years ended June 30, 1998, 1997 and 1996, respectively, and $2.6 million (unaudited) and $2.3 million (unaudited) in the six months ended December 31, 1998 and 1997, respectively. The Companies' management believes that such allocations are reasonable.

   Publications is a guarantor of a number of News Corp.'s affiliates' financing arrangements. Publications will be released from its obligations under these guarantees when the TV Guide Acquisition is consummated.

   Publications had intercompany debt from affiliates in the amount of approximately $2.7 billion and $2.5 billion at June 30, 1998 and 1997, and $0 (unaudited) at December 31, 1998. Interest expense with respect to such debt was charged at the prime rate. The prime rate was 8.50%, 8.50% and 8.25% for the years ended June 30, 1998, 1997 and 1996, respectively. Amounts due to affiliates of News Corp. will be contributed to equity in connection with the TV Guide Acquisition.

   Accounts receivable from affiliates of approximately $1.9 million, $0.5 million, and $2.1 million (unaudited) are included in accounts and notes receivable on the accompanying combined balance sheets as of June 30, 1998 and 1997, and December 31, 1998, respectively.

11. SIGNIFICANT CUSTOMERS AND SUPPLIERS

   The Companies extend credit to various companies in the broadcast television and advertising industry for the purchase of its advertising space, which results in a concentration of credit risk. This concentration of credit risk may be affected by changes in economic or other industry conditions and may, accordingly, impact the Companies' overall credit risk. Although the Companies generally do not require collateral, the Companies perform ongoing credit evaluations of their customers and provide for potential losses, if necessary.

   During 1998, 1997 and 1996, the Companies earned approximately 13.2%, 9.9% and 11.4%, respectively, of their advertising revenues from News Corp. affiliates.

12. SUBSEQUENT EVENT (unaudited)

   Pursuant to the TV Guide Acquisition, in December 1998, Publications satisfied approximately $2.8 billion of its borrowings due to affiliates.

                         NEWS AMERICA PUBLICATIONS INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                For the Years Ended June 30, 1998, 1997 and 1996
                                 (in thousands)

                                               Additions
                                     Balance-- Charged to             Balance--
                                     Beginning Costs and               End of
Description                           of Year   Expenses  Deductions    Year
-----------                          --------- ---------- ----------  ---------
Allowance for doubtful accounts:
  June 30, 1998.....................  $ 2,518   $  7,323  $  (6,225)   $ 3,616
  June 30, 1997.....................    3,058      9,866    (10,406)     2,518
  June 30, 1996.....................    5,960      8,486    (11,388)     3,058
Reserve for volume rebates:
  June 30, 1998.....................    1,427        622       (281)     1,768
  June 30, 1997.....................    2,142        960     (1,675)     1,427
  June 30, 1996.....................    3,079        627     (1,564)     2,142
Reserve for returns:
  June 30, 1998.....................   49,181    490,232   (491,302)    48,111
  June 30, 1997.....................   39,676    394,578   (385,073)    49,181
  June 30, 1996.....................   29,074    307,484   (296,882)    39,676

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Liberty Media Corporation:

   We have audited the accompanying combined balance sheets of the Netlink Wholesale Division (as defined in Note 1 to the combined financial statements) as of December 31, 1998 and 1997, and the related combined statements of operations and combined equity and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Netlink Wholesale Division as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Denver, Colorado
February 15, 1999

                           NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

                            COMBINED BALANCE SHEETS

                           December 31, 1998 and 1997

                                                      1998      1997
                                                    --------- ---------
                                                    (amounts in thousands)
                      ASSETS
Current assets:
  Cash............................................. $    128  $  1,804
  Accounts receivable, net from affiliates (note
   5)..............................................    4,565     1,863
  Other............................................    2,029     2,293
  Prepaid expenses.................................      558       560
                                                    --------  --------
    Total current assets...........................    7,280     6,520
Property and equipment (note 3)....................    1,324     1,320
  Less accumulated depreciation....................     (741)     (631)
                                                    --------  --------
                                                         583       689
Deferred income taxes (note 4).....................    2,823     2,941
Excess cost over acquired net assets, net..........    2,103     2,193
                                                    --------  --------
                                                    $ 12,789  $ 12,343
                                                    ========  ========
          LIABILITIES AND COMBINED EQUITY
Current liabilities:
  Accounts payable and accrued liabilities......... $  4,885  $  1,768
  Program rights payable...........................      751     1,125
  Deferred revenue from affiliate..................      669       663
                                                    --------  --------
    Total current liabilities......................    6,305     3,556
Combined equity....................................    6,484     8,787
                                                    --------  --------
Commitments (note 6)
                                                    $ 12,789  $ 12,343
                                                    ========  ========


            See accompanying notes to combined financial statements.

                           NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

             COMBINED STATEMENTS OF OPERATIONS AND COMBINED EQUITY

                  Years ended December 31, 1998, 1997 and 1996

                                                      1998     1997     1996
                                                     -------  -------  -------
                                                     (amounts in thousands)
Revenue, including amounts from affiliates (note
5).................................................. $39,777  $33,683  $29,706
Operating costs and expenses:
  Operating, including amounts to affiliates
   (note 5).........................................  25,102   16,396   13,357
  Selling, general and administrative, including
   amounts from affiliates (note 5).................   1,479    1,021      969
  Bad debt expense..................................      76      285      260
  Depreciation and amortization.....................     200      199      198
                                                     -------  -------  -------
                                                      26,857   17,901   14,784
                                                     -------  -------  -------
    Operating income................................  12,920   15,782   14,922
Other income (expense)..............................     --        30       (3)
                                                     -------  -------  -------
    Earnings before income taxes....................  12,920   15,812   14,919
Income tax expense (note 4).........................  (4,535)  (5,744)  (5,042)
                                                     -------  -------  -------
    Net earnings....................................   8,385   10,068    9,877
Combined equity, beginning of year..................   8,787    6,699    5,776
Net advances to parent.............................. (10,688)  (7,980)  (8,954)
                                                     -------  -------  -------
Combined equity, end of year........................ $ 6,484  $ 8,787  $ 6,699
                                                     =======  =======  =======


            See accompanying notes to combined financial statements.

                           NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1998, 1997 and 1996

                                              1998     1997     1996
                                            --------  -------  -------
                                                 (amounts in thousands)
Cash flows from operating activities:
 Net earnings.............................. $  8,385  $10,068  $ 9,877
 Adjustments to reconcile net earnings to
  net cash provided by operating
  activities:
  Depreciation and amortization............      200      199      198
  Deferred tax expense (benefit)...........      118        8   (1,597)
  Changes in operating assets and
   liabilities:
   Change in accounts receivable...........   (2,438)    (490)     906
   Change in prepaid expenses..............        2       24       (9)
   Change in accounts payable, accrued
    liabilities and program rights
    payable................................    2,743      184     (177)
   Change in deferred revenue from
    affiliate..............................        6     (313)     (71)
                                            --------  -------  -------
    Net cash provided by operating
     activities............................    9,016    9,680    9,127
                                            --------  -------  -------
Cash flows used in investing activities:
 Capital expended for property and
  equipment................................       (4)     (12)     (61)
 Other.....................................      --         2        2
                                            --------  -------  -------
    Net cash used in investing activities..       (4)     (10)     (59)
                                            --------  -------  -------
Cash flows used in financing activities--
 net change in advances to parent..........  (10,688)  (7,980)  (8,954)
                                            --------  -------  -------
    Net (decrease) increase in cash........   (1,676)   1,690      114
Cash at beginning of period................    1,804      114      --
                                            --------  -------  -------
Cash at end of period...................... $    128  $ 1,804  $   114
                                            ========  =======  =======


            See accompanying notes to combined financial statements.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                          December 31, 1998 and 1997

(1) BASIS OF PRESENTATION

   The combined financial statements include the accounts of Liberty Media Corporation's ("Liberty") businesses which are engaged in selling satellite distributed video programming and ancillary services to wholesale customers in the United States and Canada (the "Netlink Wholesale Division"). Such businesses are held by Netlink USA, an indirect wholly-owned partnership of Liberty. Liberty is a subsidiary of Tele-Communications, Inc. ("TCI"). The partnership interests in Netlink USA are held by three wholly-owned subsidiaries of Liberty: LMC Netlink Corporation, Telluride Cablevision, Inc., and Westlink, Inc. (the "Corporate Owners"). All significant inter-entity accounts and transactions have been eliminated in combination.

   In January 1996, TCI purchased a controlling interest in United Video Satellite Group, Inc. ("UVSG"). Accordingly, UVSG has been accounted for as a consolidated subsidiary of TCI. On February 17, 1998, Liberty and UVSG entered into an agreement pursuant to which UVSG will acquire, among other assets, Liberty's interest in the Netlink Wholesale Division in a tax-free stock transaction. Consummation of the transaction is subject to UVSG shareholder approval and other customary regulatory approvals.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Receivables

   Receivables are reflected net of an allowance for doubtful accounts. Such allowance was $218,000 and $180,000 at December 31, 1998 and 1997, respectively.

 (b) Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 5 to 15 years.

 (c) Excess Cost

   The excess of cost over net assets acquired is being amortized on a straight-line basis over 30 years. Accumulated amortization was $584,000 and $494,000 at December 31, 1998 and 1997, respectively.

 (d) Deferred Revenue

   The Netlink Wholesale Division receives annual payments in advance from certain subsidiaries of TCI for distributing programming. Such amounts are amortized to revenue on a straight-line basis over the period the programming is provided.

 (e) Combined Statement of Cash Flows

   Transactions effected through the advances to parent account have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

 (f) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Netlink Wholesale Division evaluates the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as measured by estimated undiscounted future cash flows. If such assets are impaired, the impairment to be recognized is measured by the amounts by which the carrying amount of the assets exceeds the fair value of the assets.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                          December 31, 1998 and 1997


 (g) Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1998 and 1997 is summarized as follows (amounts in thousands):

                                                                   1998   1997
                                                                  ------ ------
     Distribution and support equipment.......................... $1,174 $1,170
     Furniture and fixtures......................................    150    150
                                                                  ------ ------
                                                                  $1,324 $1,320
                                                                  ====== ======

(4) INCOME TAXES

   The Netlink Wholesale Division is included in the consolidated federal income tax return of TCI. Income tax expense for the Netlink Wholesale Division is based on those items in the consolidated calculation applicable to the Netlink Wholesale Division. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is included as a component of combined equity.

   Deferred income taxes are based on the financial statement and tax basis differences of the Corporate Owners' investments in the Netlink USA partnership and tax loss carryforwards.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                          December 31, 1998 and 1997


     Income tax benefit (expense) for the three-year period ended December 31, 1998 consists of:

                                                     Current  Deferred  Total
                                                     -------  -------- -------
                                                      (amounts in thousands)
   Year ended December 31, 1998:
     Intercompany allocation........................ $(4,417)  $  --   $(4,417)
     Federal........................................     --       (97)     (97)
     State and local................................     --       (21)     (21)
                                                     -------   ------  -------
                                                     $(4,417)  $ (118) $(4,535)
                                                     =======   ======  =======
   Year ended December 31, 1997:
     Intercompany allocation........................ $(5,736)  $  --   $(5,736)
     Federal........................................     --        (7)      (7)
     State and local................................     --        (1)      (1)
                                                     -------   ------  -------
                                                     $(5,736)  $   (8) $(5,744)
                                                     =======   ======  =======
   Year ended December 31, 1996:
     Intercompany allocation........................ $(6,639)  $   --  $(6,639)
     Federal........................................     --     1,314    1,314
     State and local................................     --       283      283
                                                     -------   ------  -------
                                                     $(6,639)  $1,597  $(5,042)
                                                     =======   ======  =======

   The tax effect of temporary differences that give rise to the net deferred tax asset includes net operating loss carryforwards of $3,196,000 at both December 31, 1998 and 1997, offset by an excess of the financial statement basis over the tax basis of the Corporate Owners' investments in the Netlink USA partnership aggregating $373,000 and $255,000, respectively.

(5) RELATED PARTY TRANSACTIONS

   The Netlink Wholesale Division distributes programming to subsidiaries of TCI and others. Charges to subsidiaries of TCI are based upon customary rates charged to others and aggregated approximately $18,356,000, $12,819,000 and $12,560,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Accounts receivable at December 31, 1998 and 1997 includes approximately $4,565,000 and $1,863,000 respectively, due from affiliates for programming.

   During 1991, the Netlink Wholesale Division entered into an agreement to transfer to UVSG its business of marketing and distributing WGN, a satellite delivered television "superstation" on a wholesale basis (the "Business"). The consideration for this transfer is paid in the form of quarterly royalty payments which are based on cash flows, as defined, from the acquired Business times a certain consideration percentage. These payments are to continue for 20 years from the effective date of the agreement. Revenue from this agreement for the years ended December 31, 1998, 1997 and 1996 was approximately $3,380,000, $3,961,000 and $3,436,000, respectively.

   A subsidiary of TCI provides satellite transponder facilities and uplink services to the Netlink Wholesale Division. Such charges aggregated approximately $1,258,000, $1,227,000 and $1,363,000 for the years ended December 31, 1998, 1997 and 1996, respectively, and are included in operating expenses in the accompanying combined statements of operations.

                          NETLINK WHOLESALE DIVISION
                              (Defined in Note 1)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)

                          December 31, 1998 and 1997


   During 1998 and 1997, certain services were purchased by the Netlink Wholesale Division from affiliates of Liberty and TCI. Charges aggregated approximately $49,000 and $64,000 and are included in selling, general and administrative expenses in the accompanying combined statements of operations and combined equity.

   Liberty manages certain treasury activities for the Netlink Wholesale Division on a centralized basis. Cash receipts are remitted to Liberty and cash disbursements are funded by Liberty on a daily basis. The net amount of such cash activities are included as a component of combined equity.

   In 1996, the Netlink Wholesale Division entered into a management arrangement whereby Fox Sports Direct, an affiliate of Liberty, would supply certain management services to Netlink Wholesale Division for a monthly fee equal to approximately $33,000. Total fees paid to Fox Sports Direct during 1996 were approximately $183,000. During 1997, this fee arrangement was amended, based on changes in management services provided, to $11,650 per month. Total fees paid to Fox Sports Direct during 1997 were approximately $203,850. This arrangement was terminated as of the end of January 1998. Fees paid to Fox Sports Direct during 1998 were not significant.

(6) COMMITMENTS

   The Company leases office facilities, transponders and equipment. These leases, which are classified as operating leases, expire at various dates through December 2003.

   Future minimum payments under noncancelable operating leases with a term of one year or more consist of the following:

            1999............................... 6,914,000
            2000............................... 6,807,000
            2001...............................       --
            2002...............................       --
            2003...............................       --

   Total rent expense was $6,783,000, $6,378,000 and $5,911,000 for the years ended December 31, 1998, 1997 and 1996, respectively, including $48,300 and $60,800 paid to related parties in 1998 and 1997.

   During October 1997, new copyright rates were established for the retransmission of distant superstation and network signals. The new copyright rates were set at $.27 per subscriber and go were effective January 1, 1998. In prior years copyright rates paid on a per subscriber basis in 1997 were equal to $.06 for the retransmission of distant network signals and $.18 for superstation signals. Total copyright expenses in 1998, 1997 and 1996 were approximately $9,797,000, $3,218,000 and $3,212,000, respectively.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
United Video Satellite Group, Inc.:

   We have audited the accompanying consolidated balance sheets of United Video Satellite Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Video Satellite Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Tulsa, Oklahoma
February 5, 1999

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
United Video Satellite Group, Inc.

   We have audited the accompanying consolidated statements of income, changes in stockholders' equity, and cash flows of United Video Satellite Group, Inc. for the year ended December 31, 1996. Our audit also included the financial statement schedule included in the Index to Consolidated Financial Statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of United Video Satellite Group, Inc. for the year ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          ERNST & YOUNG LLP

Tulsa, Oklahoma
February 10, 1997

                       UNITED VIDEO SATELLITE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                                                            --------  --------
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $155,516  $ 30,752
  Marketable securities, at fair value.....................    5,804   112,334
  Accounts receivable, net of allowance for doubtful
   accounts of $2,699 and $2,785 at December 31, 1998 and
   1997, respectively......................................   59,280    55,611
  Prepaid expenses and other...............................    5,610     9,842
  Deferred tax asset.......................................    1,811     2,123
                                                            --------  --------
    Total current assets...................................  228,021   210,662
Property, plant and equipment, at cost, net of accumulated
 depreciation and amortization.............................   45,179    50,992
Intangible assets, net of accumulated amortization of
 $18,347 and $7,823 at December 31, 1998 and 1997,
 respectively..............................................  111,420    30,072
Other assets, net of accumulated amortization of $42 and
 $33 at December 31, 1998 and 1997, respectively...........   19,162     2,726
                                                            --------  --------
Total assets............................................... $403,782  $294,452
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................... $  6,146  $  5,894
  Accrued liabilities......................................   52,480    50,385
  Note payable and current portion of capital lease
   obligations and long-term debt..........................    5,463    10,957
  Customer prepayments.....................................  109,260    91,266
                                                            --------  --------
    Total current liabilities..............................  173,349   158,502
Deferred compensation......................................      367       871
Deferred tax liability.....................................   11,041     2,737
Capital lease obligations and long-term debt...............   13,007    17,207
Minority interest..........................................    3,596     3,141
Stockholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
   authorized, no shares outstanding.......................      --        --
  Class A common stock, $.01 par value; shares authorized:
   650,000,000 in 1998 and 60,000,000 in 1997, shares
   outstanding: 47,893,688 in 1998 and 24,420,120 in 1997..      479       244
  Class B common stock, $.01 par value; shares authorized:
   300,000,000 in 1998 and 30,000,000 in 1997, shares
   outstanding: 24,746,588 in 1998 and 12,373,294 in 1997..      247       124
  Additional paid-in capital...............................   22,319    39,112
  Accumulated other comprehensive loss, net of tax.........      (54)      (13)
  Retained earnings........................................  180,610   115,833
                                                            --------  --------
                                                             203,601   155,300
  Minority interest deficit in Superstar/Netlink Group
   LLC.....................................................   (1,179)  (43,306)
                                                            --------  --------
Total stockholders' equity.................................  202,422   111,994
                                                            --------  --------
Total liabilities and stockholders' equity................. $403,782  $294,452
                                                            ========  ========

                            See accompanying notes.

                       UNITED VIDEO SATELLITE GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                  Year Ended December 31,
                                                 ----------------------------
                                                   1998      1997      1996
                                                 --------  --------  --------
Revenues:
  Satellite services............................ $517,112  $435,153  $378,691
  Advertising sales.............................   40,349    30,828    22,774
  Systems integration services..................   40,959    41,617    35,703
                                                 --------  --------  --------
                                                  598,420   507,598   437,168
Operating expenses:
  Programming and delivery......................  322,059   260,584   227,938
  Selling, general and administrative...........  152,635   143,019   137,687
  Depreciation..................................   13,851    12,207     9,965
  Amortization..................................   14,176     6,444     6,358
                                                 --------  --------  --------
                                                  502,721   422,254   381,948
                                                 --------  --------  --------
Operating income................................   95,699    85,344    55,220
Gain on issuance of equity by subsidiary........   13,373       --        --
Interest income.................................    6,346     5,882     3,401
Interest expense................................   (1,629)   (2,122)   (2,024)
Other income....................................   11,607       401       551
Other expense...................................   (1,423)      (71)     (244)
                                                 --------  --------  --------
Income before income taxes and minority
 interest.......................................  123,973    89,434    56,904
Provision for income taxes......................  (37,507)  (25,892)  (17,122)
Minority interest in earnings...................  (21,689)  (17,782)   (9,698)
                                                 --------  --------  --------
Net income...................................... $ 64,777  $ 45,760  $ 30,084
                                                 ========  ========  ========
Earnings per share (1):
  Basic......................................... $   0.88  $   0.62  $   0.42
  Diluted.......................................     0.87      0.62      0.41

(1)1997 and 1996 amounts adjusted for two-for-one stock split (See Note 11).


                            See accompanying notes.

                       UNITED VIDEO SATELLITE GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (In thousands, except share amounts)

                                                                    Accumulated
                                                         Notes         Other
                           Class A Class B Additional  Receivable  Comprehensive          Minority
                           Common  Common   Paid-In       From        Income     Retained Interest
                            Stock   Stock   Capital   Stockholders    (Loss)     Earnings Deficit    Total
                           ------- ------- ---------- ------------ ------------- -------- --------  --------
 Balance at January 1,
  1996...................   $ 55    $124    $ 29,507     $(472)        $(110)    $ 39,989 $   --    $ 69,093
 Comprehensive income,
  net of tax:
 Net income..............    --      --          --        --            --        30,084     --      30,084
 Change in unrealized
  appreciation
  (depreciation) on
  available for sale
  securities:
  Unrealized holdings
   gain net of
   reclassification
   adjustments (net of
   income taxes of
   $159).................    --      --          --        --            271          --      --         271
                                                                                                    --------
    Total comprehensive
     income..............                                                                             30,355
 Conversion of Class B
  stock to Class A stock
  (6,186,647 shares).....     62     (62)        --        --            --           --      --         --
 Two-for-one split
  (11,719,465 Class A
  shares and 6,186,647
  Class B shares)........    117      62        (179)      --            --           --      --         --
 Exercise of stock
  options, net of stock
  tendered (403,356 Class
  A shares)..............      4     --        3,212       --            --           --      --       3,216
 Tax benefit from
  exercise of
  nonqualified stock
  options................    --      --        1,187       --            --           --      --       1,187
 Stockholder loans.......    --      --          --        (37)          --           --      --         (37)
 Noncash stock
  compensation...........    --      --        1,061       --            --           --      --       1,061
 Minority interest
  deficit in
  Superstar/Netlink Group
  LLC at formation.......    --      --          --        --            --           --  (49,169)   (49,169)
 Excess of earnings over
  distributions to
  minority interest in
  Superstar/Netlink Group
  LLC....................    --      --          --        --            --           --    8,454      8,454
                            ----    ----    --------     -----         -----     -------- -------   --------
 Balance at December 31,
  1996...................    238     124      34,788      (509)          161       70,073 (40,715)    64,160
 Comprehensive income,
  net of tax:
 Net income..............    --      --          --        --            --        45,760     --      45,760
 Change in unrealized
  appreciation
  (depreciation) on
  available for sale
  securities:
  Unrealized holding
   loss, net of
   reclassification
   adjustments (net of
   income taxes of
   $102).................    --      --          --        --           (174)         --      --        (174)
                                                                                                    --------
    Total comprehensive
     income..............                                                                             45,586
 Exercise of stock
  options, net of stock
  tendered (701,829 Class
  A shares)..............      7     --        2,601       --            --           --      --       2,608
 Repurchase and
  retirement of stock
  (123,995 Class A
  shares)................     (1)    --       (2,076)      --            --           --      --      (2,077)
 Tax benefit from
  exercise of non-
  qualified stock
  options................    --      --        3,799       --            --           --      --       3,799
 Payments received on
  stockholders' notes....    --      --          --        509           --           --      --         509
 Excess of distributions
  to minority interest in
  Superstar/ Netlink
  Group LLC over
  earnings...............    --      --          --        --            --           --   (2,591)    (2,591)
                            ----    ----    --------     -----         -----     -------- -------   --------
 Balance at December 31,
  1997...................    244     124      39,112       --            (13)     115,833 (43,306)   111,994
 Comprehensive income,
  net of tax:
 Net income..............    --      --          --        --            --        64,777     --      64,777
 Change in unrealized
  appreciation
  (depreciation) on
  available for sale
  securities:
  Unrealized holdings
   loss net of
   reclassification
   adjustments (net of
   income taxes of
   $24)..................    --      --          --        --            (41)         --      --         (41)
                                                                                                    --------
    Total comprehensive
     income..............                                                                             64,736
 Two-for-one split
  (24,224,833 Class A
  shares and 12,373,294
  Class B shares)........    242     123        (365)      --            --           --      --         --
 Exercise of stock
  options (133,220 Class
  A Shares)..............      1     --        1,222       --            --           --      --       1,223
 Repurchase and
  retirement of stock
  (887,800 Class A
  shares)................     (8)    --      (18,775)      --            --           --      --     (18,783)
 Tax benefit from
  exercise of non-
  qualified stock
  options................    --      --          362       --            --           --      --         362
 Non-cash stock
  compensation...........    --      --          763       --            --           --      --         763
 Minority interest
  adjustment in
  Superstar/Netlink Group
  LLC at acquisition of
  Turner Vision..........    --      --          --        --            --           --   24,524     24,524
 Excess earnings over
  distributions to
  minority interest in
  Superstar/Netlink Group
  LLC....................    --      --          --        --            --           --   17,603     17,603
                            ----    ----    --------     -----         -----     -------- -------   --------
 Balance at December 31,
  1998...................   $479    $247    $ 22,319     $ --          $ (54)    $180,610 $(1,179)  $202,422
                            ====    ====    ========     =====         =====     ======== =======   ========

                            See accompanying notes.

                       UNITED VIDEO SATELLITE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1998      1997      1996
                                                  --------  --------  --------
Operating activities:
Net income......................................  $ 64,777  $ 45,760  $ 30,084
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Gain on issuance of equity by subsidiary......   (13,373)      --        --
  Depreciation and amortization.................    28,027    18,651    16,323
  Minority interest in earnings.................    21,689    17,782     9,698
  Deferred income taxes.........................     8,650     2,161       232
  Amortization of bond premiums.................     1,019       937       650
  (Gain) loss on asset dispositions.............   (10,890)     (132)      123
  Other.........................................       663       463       945
  Changes in operating assets and liabilities:
    Accounts receivable.........................     2,786   (10,333)   (2,341)
    Prepaid expenses and other..................     2,041       989    (2,929)
    Accounts payable............................      (817)     (914)      440
    Accrued liabilities.........................    (5,071)    7,427     8,648
    Customer prepayments........................    (4,755)   (4,378)   (7,971)
    Other.......................................      (504)     (427)   (2,791)
                                                  --------  --------  --------
Net cash provided by operating activities.......    94,242    77,986    51,111
Investing activities:
  Capital expenditures..........................   (11,111)  (10,238)  (14,427)
  Investments and acquisitions..................   (42,102)     (130)     (106)
  Purchases of marketable securities............   (74,360)  (91,666)  (47,065)
  Sales of marketable securities................   116,347     3,659       --
  Maturities of marketable securities...........    73,822    33,041    20,482
  Other.........................................      (857)   (1,590)   (1,025)
                                                  --------  --------  --------
Net cash provided by (used in)
investing activities............................   61,739   (66,924)  (42,141)
Financing activities:
  Repayment of note payable and long-term debt..    (6,201)   (7,261)      (14)
  Note payable borrowings.......................       --      7,446     7,245
  Repayment of capital lease obligations........    (3,493)   (3,258)   (3,039)
  Issuance of stock.............................     1,223     2,608     3,216
  Repurchase of stock...........................   (18,783)   (2,077)      --
  Distributions to minority interests...........    (3,705)  (21,000)   (2,300)
  Other.........................................      (258)      436       233
                                                  --------  --------  --------
Net cash provided by (used in) financing
 activities.....................................   (31,217)  (23,106)    5,341
                                                  --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................   124,764   (12,044)   14,311
Cash and cash equivalents at beginning of year..    30,752    42,796    28,485
                                                  --------  --------  --------
Cash and cash equivalents at end of year........  $155,516  $ 30,752  $ 42,796
                                                  ========  ========  ========

                            See accompanying notes.

                      UNITED VIDEO SATELLITE GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

 The Company

   United Video Satellite Group, Inc. ("UVSG" or the "Company") provides satellite-delivered video, audio, data and program promotion services to cable television systems, direct-to-home satellite dish users, radio stations and private network users primarily throughout North America, and software development and system integration services to commercial entities, the federal government and defense related agencies in locations throughout the United States. The majority of the Company's operating income is earned through the sale of home satellite dish services and satellite distribution of video and program promotion services.

 Merger

   On January 25, 1996, the stockholders of UVSG adopted the Agreement and Plan of Merger dated as of July 10, 1995, as amended (the "Merger Agreement"), among UVSG, Tele-Communications, Inc. ("TCI") and TCI Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub was merged into UVSG, with UVSG as the surviving corporation (the "Merger"). The Merger was consummated later that same day.

   Pursuant to the terms of the Merger Agreement, holders of Class A Common Stock of UVSG (other than the then controlling stockholder) had the right to elect to have up to half of their shares of Class A Common Stock converted into "Merger Consideration" consisting of one share of TCI's Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share and one share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share. A total of 22,230,784 shares of Class A Common Stock were held by stockholders who had the right to convert up to half of their shares into Merger Consideration, and a total of 4,290,932 shares were so converted.

   In connection with the Merger, UVSG's then controlling stockholder converted 24,746,588 of the shares of Class B Common Stock of UVSG held by him into shares of UVSG Class A Common Stock. Pursuant to the terms of the Merger Agreement, the remaining 24,746,588 shares of Class B Common Stock retained by UVSG's controlling stockholder were converted into Merger Consideration.

   As a consequence of the foregoing transactions, TCI acquired 24,746,588 shares of UVSG Class B Common Stock and 4,290,932 shares of UVSG Class A Common Stock, together representing approximately 40% of the issued and outstanding common stock of UVSG and approximately 86% of the total voting power of UVSG common stock immediately after the Merger, resulting in UVSG becoming a majority-controlled subsidiary of TCI.

   On January 12, 1998, TCI acquired the remaining 24,746,588 shares of UVSG Series A Common Stock held by UVSG's former controlling stockholder, increasing TCI's equity ownership interest to approximately 73% and its voting power to approximately 93%. (See Note 15).

2. Significant Accounting Policies

 Basis of Presentation

   These financial statements present the consolidated financial position, results of operations and cash flows of UVSG and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

                      UNITED VIDEO SATELLITE GROUP, INC.

 Marketable Securities

   The Company invests the majority of its cash produced by operating activities in municipal debt securities and equities which are classified as cash and cash equivalents or marketable securities, based on maturity dates when acquired. These investments are diversified among high credit quality issues in accordance with the Company's investment policy. Management determines the appropriate classification of its marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable securities which the Company may not hold to maturity are classified as available-for-sale. Securities available-for-sale are carried at fair market value with the unrealized gains and losses, net of tax, reported as accumulated other comprehensive income or loss. At December 31, 1998 and 1997, the Company classified all of its marketable securities as available-for-sale.

   The amortized cost of the Company's municipal debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization or accretion is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in other income. The cost of the municipal debt securities sold is based on the specific identification method.

 Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Additions and improvements that extend the useful lives of assets are capitalized. Other expenditures for repairs and maintenance are charged to expense as incurred.

 Depreciation and Amortization

   Depreciation and amortization of property, plant and equipment is provided on a straight-line basis over the estimated useful lives of the assets as follows:

   Leased transponders..............................................  9-12 years
   Building......................................................... 10-32 years
   Building improvements............................................  5-10 years
   Electronic equipment.............................................   3-5 years
   Equipment and other..............................................  3-15 years

   Intangible assets are being amortized on a straight-line basis over 5-15 years. (See Notes 3 and 6.)

 Revenue Recognition on Satellite Services

   The Company recognizes revenue on the accrual basis in the month the service is provided. Payments received in advance for subscription services are deferred until the month earned, at which time income is recognized. The Company's liability is limited to the unearned prepayments in the event that the Company is unable to provide service.

 Revenue Recognition on Advertising

   The Company recognizes advertising revenue when the related advertisement is aired.

 Revenue Recognition on Systems Integration Services

   Revenues and profits on systems integration services are determined based on progress to completion measured generally either by incurred billable hours and costs at contract rates or on the percentage-of-completion method by comparing actual costs incurred to total estimated costs expected to be incurred to complete the contract.

                      UNITED VIDEO SATELLITE GROUP, INC.

   Any excess of contract revenue recognized (i.e., costs incurred plus gross profit earned) over billings to date represents unbilled revenues earned and is included in accounts receivable. Any excess of billings over contract revenue recognized is deferred as advance billings and is included in accrued liabilities. At December 31, 1998 and 1997, $4.5 million and $5.5 million, respectively, of earned revenues not yet billed are included in accounts receivable. At December 31, 1998 and 1997, there were no excess billings over contract revenue earned. Estimated losses of contracts are recorded in full when a loss is anticipated.

 Subsidiary Equity Transactions

   The Company recognizes as nonoperating income or loss its proportionate share of increases or decreases in the equity of its affiliates arising from equity transactions of such affiliates.

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company reviews long-lived assets and intangible assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Income Taxes

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Earnings Per Share

   The following information reconciles the number of shares used to compute basic earnings per share to those used to compute diluted earnings per share (in thousands, except per share amounts):

                               1998              1997              1996
                         ----------------- ----------------- -----------------
                                 Per Share         Per Share         Per Share
                                  Amount            Amount            Amount
                                 ---------         ---------         ---------
Net income.............. $64,777           $45,760           $30,084
                         =======           =======           =======
Weighted average number
 of shares of common
 stock outstanding(1)...  73,208   $0.88    73,347   $0.62    72,020   $0.42
                                   =====             =====             =====
Effect of dilutive
 securities--stock
 options(1).............     927               711             1,502
                         -------           -------           -------
Weighted average number
 of shares of common
 stock and dilutive
 potential common
 shares(1)..............  74,135   $0.87    74,058   $0.62    73,522   $0.41
                         =======   =====   =======   =====   =======   =====

--------
(1) 1997 and 1996 amounts adjusted for two-for-one stock split (See Note 11).

 Credit Risk

   Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents, marketable securities and trade receivables. The Company invests its available cash in high grade municipal securities, equity securities and money market funds. Concentration of credit risk

                      UNITED VIDEO SATELLITE GROUP, INC.

with respect to satellite services trade receivables are limited since a substantial number of the Company's customers pay in advance, providing for receipt of funds prior to service being rendered, or provide letters of credit as security. For other customers, service is generally terminated in the event payment is not received within 30 days of service. The Company generally does not require collateral from its systems integration services customers as progress billings are rendered to customers as the work is completed. Credit losses have been within management's expectations.

 Stock-based Compensation

   The Company follows the guidelines established by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employees' stock options.

 Related Party Transactions

   TCI and its consolidated affiliates purchase video, program promotion and guide services and subscriber management services from the Company. During the years ended December 31, 1998, 1997 and 1996, revenues earned by the Company from TCI were $9.1 million, $8.1 million and $8.1 million, respectively. Additionally, TCI purchased system integration services from the Company totaling $516,000, $1.2 million and $3.1 million during 1998, 1997 and 1996, respectively. The Company purchases programming and production services from TCI consolidated affiliates. These purchases totaled $43.7 million, $36.8 million and $34.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. (See Note 15).

   At December 31, 1998 and 1997, the Company had outstanding receivables of $2.4 million and $953,000, respectively, due from TCI consolidated affiliates and outstanding liabilities of $3.5 million and $3.6 million, respectively, due to TCI consolidated affiliates.

   The Company has included above transactions with TCI and all entities in which TCI has an interest greater than 50%. In addition, the Company has significant transactions with entities in which TCI owns, directly or indirectly, 50% or less, which transactions were conducted at arms-length in the ordinary course of business.

 Research and Development Costs

   Research and development costs of $7.9 million, $7.5 million and $5.4 million for the years ended December 31, 1998, 1997 and 1996, respectively, are included in selling, general and administrative expenses.

 Comprehensive Income

   Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("Statement") No. 130, Reporting Comprehensive Income. The Company has reclassified certain amounts in the consolidated balance sheet to conform to the requirements of Statement 130. Statement 130 requires that all items which are components of comprehensive earnings or losses be reported in a financial statement in the period in which they are recognized. The Company has included unrealized holding gains and losses for available-for-sale securities that are recorded directly in stockholders' equity in other comprehensive earnings. Pursuant to Statement 130, these items are reflected, net of related tax effects, as components of comprehensive earnings and are included in accumulated other comprehensive earnings in the Company's consolidated statements of changes in stockholders' equity.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                      UNITED VIDEO SATELLITE GROUP, INC.

 Reclassifications

   Certain financial statement items for prior years have been reclassified to conform to the 1998 presentation.

3. Acquisitions

   Effective February 1, 1998, Turner Vision, Inc. ("Turner Vision") contributed its retail C-band home satellite dish business' assets, obligations and operations to Superstar/Netlink Group LLC ("SNG") in return for an approximate 20% interest in SNG, reducing the Company's and Liberty Media Corporation's ("Liberty") ownership interest in SNG to approximately 40% each. The Company continues to manage SNG and SNG's operating results continue to be consolidated with those of the Company. Liberty is wholly owned by TCI.

   The contribution was accounted for as a purchase of Turner Vision's business by SNG. Assets contributed by Turner Vision to SNG totaled $4.2 million and consisted primarily of $2.5 million of cash and $1.7 million of accounts receivable. These assets were subject to liabilities of $27.9 million, consisting primarily of $21.6 million of customer prepayments and $6.3 million of accounts payable and accrued liabilities. The purchase price of Turner Vision's business exceeded the fair value of the underlying net assets acquired by approximately $61.6 million, which amount was assigned to goodwill and is being amortized over ten years. As a result of the transaction, the Company recognized a gain of $13.4 million.

   On July 13, 1998, the Company increased its ownership interest in ODS Technologies, LP ("ODS"), a privately held interactive gaming company, to 98% by purchasing an 88% interest in ODS for approximately $28.4 million in cash. The purchase price of the Company's ownership interest in ODS exceeded the fair value of ODS's net assets acquired by approximately $28.2 million, which was assigned to patents and is being amortized over 15 years.

   The following pro forma financial information reflects the Company's results of operations for the years ended December 31, 1998 and 1997 as though the retail operations of Turner Vision and ODS had been acquired as of January 1, 1997, excluding the gain recognized by the Company as a result of the Turner Vision transaction (in thousands, unaudited):

                                                                 1998     1997
                                                               -------- --------
   Revenues................................................... $606,598 $596,854
   Net income.................................................   50,252   34,504
   Net income per share:
     Basic.................................................... $   0.69 $   0.47
     Diluted..................................................     0.68     0.47

                      UNITED VIDEO SATELLITE GROUP, INC.

4. Marketable Securities

   The Company's marketable securities, which are all classified as available-for-sale, as of December 31 are summarized as follows (in thousands):

                                             1998
                               --------------------------------
                                             Gross
                                           Unrealized Estimated
                               Unamortized   Gains      Fair
                                  Cost      (Losses)    Value
                               ----------- ---------- ---------
   Municipal debt securities:
     Due after three months
      through one year.......    $1,664      $   1     $1,665
     Due after one year
      through three years....     3,908         19      3,927
                                 ------      -----     ------
                                  5,572         20      5,592
   Equity securities.........       318       (106)       212
                                 ------      -----     ------
                                 $5,890      $ (86)    $5,804
                                 ======      =====     ======

                                             1997
                               --------------------------------
                                             Gross
                                           Unrealized Estimated
                               Unamortized   Gains      Fair
                                  Cost      (Losses)    Value
                               ----------- ---------- ---------
   Municipal debt securities:
     Due after three months
      through one year.......   $ 14,661      $ (7)   $ 14,654
     Due after one year
      through three years....     97,378       (32)     97,346
                                --------      ----    --------
                                 112,039       (39)    112,000
   Equity securities.........        315        19         334
                                --------      ----    --------
                                $112,354      $(20)   $112,334
                                ========      ====    ========

   Fair values for available-for-sale securities are based on quoted market prices. The carrying amounts reported in the consolidated balance sheet for all other financial instruments approximate those instruments' fair values.

   In 1998 and 1997, realized gains from the sale of marketable securities were $10.4 million and $17,000, respectively which is included in "Other Income".

5. Property, Plant and Equipment

   Property, plant and equipment as of December 31 are summarized as follows (in thousands):

                                                                1998     1997
                                                              -------- --------
Leased transponders.......................................... $ 37,959 $ 37,959
Land.........................................................      172      172
Building.....................................................    2,103    1,595
Building improvements........................................    4,274    4,267
Electronic equipment.........................................   33,708   31,952
Equipment and other..........................................   48,129   41,009
                                                              -------- --------
                                                               126,345  116,954
Accumulated depreciation and amortization....................   81,166   65,962
                                                              -------- --------
                                                              $ 45,179 $ 50,992
                                                              ======== ========

                      UNITED VIDEO SATELLITE GROUP, INC.

   Included in the above amounts are two transponders leased under long-term agreements that are accounted for as capital leases. Accumulated amortization of such assets was $23.3 million and $19.6 million at December 31, 1998 and 1997, respectively.

6. Intangible Assets

   Intangible assets as of December 31 are summarized as follows (in thousands):

                                                                1998     1997
                                                              --------  -------
   Goodwill.................................................. $ 99,494  $35,860
   Patents...................................................   28,238      --
   Other.....................................................    2,035    2,035
                                                              --------  -------
                                                               129,767   37,895
   Accumulated amortization..................................  (18,347)  (7,823)
                                                              --------  -------
                                                              $111,420  $30,072
                                                              ========  =======

7. Income Taxes

   Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows (in thousands):

                                                                    1998  1997
                                                                   ------ -----
   Deferred tax assets:
     Bad debt expense............................................. $  729 $ 821
     Deferred compensation........................................    377   616
     Compensated absences.........................................    282   401
     Capital lease obligations....................................    822   770
     Other........................................................    632   950
                                                                   ------ -----
       Total deferred tax assets..................................  2,842 3,558
                                                                   ------ -----
   Deferred tax liabilities:
     Book/tax depreciation........................................  4,482 4,172
     Investment in Superstar/Netlink Group LLC....................  7,590   --
                                                                   ------ -----
       Total deferred tax liabilities............................. 12,072 4,172
                                                                   ------ -----
   Net deferred tax liabilities................................... $9,230 $ 614
                                                                   ====== =====

   Significant components of the provision for income taxes for the years ended December 31 are as follows (in thousands):

                                                          1998    1997    1996
                                                         ------- ------- -------
   Current:
     Federal............................................ $26,478 $21,772 $15,476
     State..............................................   2,379   1,959   1,414
                                                         ------- ------- -------
                                                          28,857  23,731  16,890
   Deferred:
     Federal............................................   7,901   1,985     192
     State..............................................     749     176      40
                                                         ------- ------- -------
                                                           8,650   2,161     232
                                                         ------- ------- -------
                                                         $37,507 $25,892 $17,122
                                                         ======= ======= =======

                      UNITED VIDEO SATELLITE GROUP, INC.

   The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is (in thousands):

                                                     1998     1997     1996
                                                    -------  -------  -------
   Tax at statutory rate (35%)..................... $43,391  $31,302  $19,916
   Minority interest in consolidated entities not
    subject to income taxes........................  (7,490)  (6,294)  (3,650)
   State taxes, net of federal benefit.............   2,033    1,388      945
   Effect of municipal interest earned and exempt
    from federal tax...............................  (1,215)  (1,411)    (791)
   Non-deductible goodwill amortization............     748      748      804
   Other...........................................      40      159     (102)
                                                    -------  -------  -------
                                                    $37,507  $25,892  $17,122
                                                    =======  =======  =======

   Income taxes paid were approximately $28.5 million, $21.9 million and $15.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.

8. Credit Arrangements

   SSDS, Inc. ("SSDS") has a revolving credit facility with a bank that provides for borrowings up to the lesser of 80% of the billed trade accounts receivable outstanding less than 90 days, subject to certain conditions, or $5.0 million. Borrowings under this credit facility bear interest at the bank's stated prime rate plus a margin (8.25% at December 31, 1998). SSDS pays a commitment fee of 0.375% on the average daily unused portion of this credit facility. Outstanding borrowings under the credit facility were $1.7 million as of December 31, 1998 and are classified as current liabilities. The credit facility expires on April 30, 1999 and is secured by substantially all of SSDS's assets. This credit facility replaced the revolving credit agreement which existed at December 31, 1997. Borrowings under the previous credit facility were $7.4 million as of December 31, 1997.

   Interest paid by the Company, primarily on capital lease obligations, was $1.7 million, $2.0 million and $1.9 million for the years ended December 31, 1998, 1997 and 1996, respectively.

                      UNITED VIDEO SATELLITE GROUP, INC.

9. Leases

   The Company leases operating and office premises and satellite transponders. The terms of certain of the agreements provide for an option to cancel the agreements after a period of time, subject to cancellation charges and/or meeting certain conditions. Two satellite transponders are under long-term lease arrangements that are accounted for as capital leases. The remainder of the satellite transponder leases are accounted for as operating leases.

   Future minimum lease payments under capital and noncancellable operating leases at December 31, 1998 are as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   Year ending December 31:
     1999..................................................... $ 4,740  $11,044
     2000.....................................................   4,740    8,272
     2001.....................................................   3,400    7,504
     2002.....................................................   2,400    6,923
     2003.....................................................   2,400    6,979
     Thereafter...............................................   2,400    7,315
                                                               -------  -------
       Total future minimum lease payments....................  20,080   48,037
   Less amount representing interest at 7%....................   3,328      --
   Less sublease revenues.....................................     --     2,030
                                                               -------  -------
   Net future minimum lease payments..........................  16,752  $46,007
                                                                        =======
   Less current portion.......................................   3,745
                                                               -------
                                                               $13,007
                                                               =======

   Rental expense under noncancellable operating leases amounted to $10.7 million (net of $1.7 million in sublease revenues), $9.6 million (net of $1.8 million in sublease revenues) and $8.6 million (net of $1.7 million in sublease revenues) for the years ended December 31, 1998, 1997 and 1996, respectively.

10. Stock Options and Other Employee Incentive Plans and Agreements

   The Company sponsors the United Video Satellite Group, Inc. Equity Incentive Plan under which 8 million shares of UVSG's Class A Common Stock are authorized to be issued in connection with the exercise of awards of stock options, stock appreciation rights and restricted stock granted under the plan. The Equity Incentive Plan provides that the price at which each share of stock covered by an option may be acquired shall in no event be less than 100% of the fair market value of the stock on the date the option is granted, except in certain limited circumstances. Additionally, the Company sponsors the United Video Satellite Group, Inc. Stock Option Plan for Non-Employee Directors under which 500,000 shares of UVSG's Class A Common Stock are authorized to be issued in connection with the exercise of stock options granted thereunder.

                      UNITED VIDEO SATELLITE GROUP, INC.

   At December 31, 1998, 6.3 million shares of Class A Common Stock of the Company were reserved for issuance under the stock option plans. The options granted under the stock option plans expire ten years from the date of grant. Options outstanding, including options issued under stock option agreements previous to the existing stock option plans, are as follows (in thousands, except exercise prices):

                                                        Weighted-
                                                         Average
                                                        Exercise
                                             Options(1) Price(1)  Exercisable(1)
                                             ---------- --------- --------------
   At January 1, 1996.......................    4,121   $  4.25       1,230
     Granted................................    1,276     11.11
     Exercised..............................     (815)     4.04
     Cancelled..............................     (805)     9.21
                                               ------
   At December 31, 1996.....................    3,777      5.56       2,478
     Granted................................      916      8.54
     Exercised..............................   (2,089)     4.04
     Cancelled..............................     (252)     5.88
                                               ------
   At December 31, 1997.....................    2,352      8.03         708
     Granted................................      709     16.61
     Exercised..............................     (254)     6.84
     Cancelled..............................      (36)     9.41
                                               ------
   At December 31, 1998.....................    2,771     10.32       1,155
                                               ======

--------
(1) Adjusted for two-for-one stock split. (See Note 11).

   Exercise prices for options outstanding as of December 31, 1998 ranged from $4 to $17. The weighted-average remaining contractual life of those options is
7.8 years.

   The Company applies APB No. 25 and related Interpretations in accounting for its employee stock options, and not the fair-value accounting provided for under Statement No. 123, "Accounting for Stock-based Compensation". Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

   Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996 respectively: risk-free interest rates of 4.7%, 5.7% and 6.0%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .41, .41 and .38; and a weighted-average expected life of the options of 5 years. The weighted average estimated fair value of stock options granted during 1998, 1997 and 1996 was $7.15, $7.64 and $10.16, respectively.

                      UNITED VIDEO SATELLITE GROUP, INC.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except per share amounts):

                                                         1998    1997    1996
                                                        ------- ------- -------
       Pro forma net income............................ $63,408 $45,060 $29,620
       Pro forma earnings per share:
         Basic.........................................    0.87    0.61    0.41
         Diluted.......................................    0.86    0.61    0.40

   Pro forma net income reflects only options granted subsequent to December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under Statement No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period, which is generally five years, and compensation cost for options granted prior to January 1, 1995 is not considered.

   The Company has entered into incentive compensation agreements with key management personnel. These agreements require payments upon termination or retirement based on various valuation formulas contained in the agreements. Cash payments to settle certain incentive compensation agreements aggregated $464,000, $427,000 and $2.8 million during the years ended December 31, 1998, 1997 and 1996, respectively.

   SSDS sponsors a stock option plan which authorizes the issuance of up to 700,000 shares of SSDS's common stock to key employees and directors of SSDS. At December 31, 1998, 75,922 options with an exercise price of approximately $12 and vesting over one to five year periods had been granted under the plan. If all of the outstanding SSDS options were exercised, the Company's ownership interest in SSDS would decrease to 69%. There was no compensation expense under this plan during 1998, 1997 or 1996.

   SSDS also sponsors a qualified stock purchase investment plan through which eligible participating employees may purchase shares of SSDS's common stock through payroll deduction. The plan has authorized 100,000 shares of SSDS's common stock for purchase pursuant to the plan. At December 31, 1998, 38,000 shares of SSDS's common stock had been acquired by SSDS's employees at prices approximating 85% of the fair market value of the stock. There was no compensation expense under this plan during 1998, 1997 or 1996.

11. Common Stock

   The Class A Common Stock entitles the holder to one vote per share and the Class B Common Stock entitles the holder to ten votes per share. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. Class A Common Stock is not convertible into Class B Common Stock.

   On July 28, 1998, the stockholders of the Company approved a proposal to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock and Class B Common Stock to 650,000,000 shares and 300,000,000 shares, respectively.

   On August 20, 1998, the Company effected a two-for-one split of its Class A Common Stock and Class B Common Stock in the form of a stock dividend of one additional share of Class A Common Stock for each share of Class A Common Stock outstanding and one additional share of Class B Common Stock for each share of Class B Common Stock outstanding to holders of record on August 10, 1998.

                      UNITED VIDEO SATELLITE GROUP, INC.

12. Employee Benefit Plans

   The Company sponsors defined contribution plans (collectively, "the Plans") which provide most of its employees with the ability to defer a percentage of their annual compensation subject to certain limitations. The Company matches 100% of the employee's deferrals up to a fixed percentage, determined annually, of the employee's annual compensation. Vesting of the Company's matching contributions begins at 20% after one full year of service and from the second through the fifth years, vesting increases by 20% each year until full vesting occurs. The Company's contributions to the Plans for the years ended December 31, 1998, 1997 and 1996 were $1.3 million, $1.3 million and $1.0 million, respectively. The Company does not provide any postretirement or postemployment benefits.

13. Legal Proceedings

   On October 8, 1993, the Company received correspondence from StarSight Telecast, Inc. ("StarSight"), now a wholly owned subsidiary of Gemstar, bringing to the Company's attention the existence of three patents and various patent applications containing claims relating to certain functions performed by interactive television program schedule services, alleging that the Company is or may be infringing StarSight issued patents, including U.S. Patent No. 4,706,121 and then-pending Reexamination Certificate B1 4,706,121 (collectively, the "121 Patent"), and claims of its pending patent applications, and threatening the Company with enforcement litigation. On October 19, 1993, the Company filed an action in the U.S. District Court for the Northern District of Oklahoma seeking a Declaratory Judgment to the effect that the services offered by the Company do not infringe the three United States patents issued to StarSight, including the 121 Patent. On October 22, 1993, StarSight filed a separate action in the United States District Court for the Northern District of California, alleging that certain of the Company's interactive services infringe the 121 Patent. This action was dismissed by StarSight on May 25, 1994. On July 6, 1994, the Company filed an Amended Complaint seeking Declaratory Judgment that it did not infringe the three StarSight patents listed in the original Complaint as well as five other patents licensed to StarSight. On July 19, 1994, StarSight refiled its infringement claim against the Company as a counter-claim to the Company's Amended Complaint seeking damages and injunctive relief. On February 15, 1995, the Company filed an Amended and Supplemental Complaint which averred that the 121 Patent is invalid and not infringed, that the 121 Patent is unenforceable because of StarSight's inequitable conduct in obtaining the patent and its misuse of the patent, and that StarSight violated the antitrust laws. The Company also sought a Declaratory Judgment that the other two patents identified in the original complaint and the five patents licensed to StarSight are not infringed by the Company. On March 20, 1995, StarSight filed an Answer to Amended and Supplemental Complaint, reasserting its charge of infringement of the 121 Patent. In December 1995, StarSight moved to file an amended answer to assert infringement of two additional patents. The Court subsequently granted StarSight's motion, but stayed all proceedings as to those two patents. Trial of validity and inequitable conduct unenforceability of the 121 Patent, and alleged infringement by the Prevue Express product of the 121 Patent, commenced May 8, 1996. Proceedings on all issues other than liability with respect to the 121 Patent had been stayed. Over the course of the subsequent two and one-half years, the Court heard approximately 20 days of testimony, which concluded on July 7, 1998. The trial was continued at various times at the parties' request to allow the parties to assess the litigation and consider settlement possibilities. Although the parties announced a settlement as part of a business deal on January 20, 1998, it was never finalized, and no settlement was reached. The parties submitted post-trial papers in September and October 1998, and presented closing arguments to the Court on November 12, 1998. The case has been submitted to the Court and the parties are awaiting a decision on the issues of infringement and validity of the 121 Patent. Shortly before the closing argument, on November 9, 1998, StarSight moved to dismiss the case asserting that the Company had abandoned the Prevue Express product at issue in the case and that the Court therefore lacked subject matter jurisdiction over the matter. The Company opposed the motion on November 12, 1998. The Court has not yet issued a decision on that motion. On February 19, 1999 the District Court entered Partial Findings of Fact and Conclusions of Law determining that the 121

                      UNITED VIDEO SATELLITE GROUP, INC.

Patent is not unenforceable by reason of inequitable conduct. The Court referred the case to a Magistrate Judge to schedule a settlement conference prior to the Court entering additional findings of fact and conclusions of law with respect to the remaining issues tried. There can be no assurance that this litigation can be resolved without material adverse effect on the business prospects of the Company and its subsidiaries and the future financial position or results of the Company and its subsidiaries. The Company has not provided for any potential loss as a result of this litigation.

   On July 24, 1998, Gemstar and StarSight filed an action in the U.S. District Court for the Northern District of California asserting infringement by the Company's Prevue Networks, Inc. subsidiary ("Prevue", Prevue's name is being changed to TV Guide Networks, Inc. as of the closing of the Acquisitions) of the 121 Patent and U.S. Patent No. 4,751,578 (the "578 patent") seeking damages and injunctive relief. The original Complaint did not specify a product accused of infringement. On September 30, 1998, Gemstar and StarSight filed an Amended Complaint adding SuperGuide Corporation ("SuperGuide") as a plaintiff, TCI as a defendant, and specifying Prevue Interactive as the allegedly infringing product. TCI Communications, Inc. was subsequently substituted for TCI. Prevue answered the Amended Complaint on October 15, 1998, asserting the defenses of non-infringement, invalidity and estoppel with respect to both the 121 and 578 Patents, and inequitable conduct unenforceability with respect to the 121 Patent. In addition, Prevue asserted that StarSight had violated the antitrust laws. On August 7, 1998, Prevue moved to transfer this action to the U.S. District Court for the Northern District of Oklahoma. On February 2, 1999, the California Court granted Prevue's motion to transfer. On December 23, 1998, Gemstar, StarSight and SuperGuide filed a motion before the Judicial Panel on Multidistrict Litigation ("JPML") to consolidate and transfer for pretrial proceedings, this action and four other patent infringement lawsuits Gemstar and its affiliated companies have pending with manufacturers of cable television set-top boxes. In their motion, Gemstar and its affiliates suggested either the Central or Northern District of California as the appropriate venue for pretrial proceedings. Prevue opposed the motion for consolidation. The JPML has not ruled on Gemstar's motion. On January 22, 1999, Gemstar, StarSight and SuperGuide filed a motion requesting a stay of the action against Prevue and TCI Communications, Inc. pending a decision by the JPML on their motion to consolidate and transfer. On February 2, 1999, the Court deemed the motion to stay to be moot in light of its decision to transfer the action on Prevue's motion to the Northern District of Oklahoma. There can be no assurance that this litigation can be resolved without material adverse effect on the business prospects of the Company and its subsidiaries and the future financial position or results of the Company and its subsidiaries. The Company has not provided for any potential loss as a result of this litigation.

   The State of Illinois (the "State") has asserted that certain uplinking services performed by the Company at its Chicago teleport are subject to the State's Telecommunications Excise Tax Act. The State contends that the Company should have collected approximately $1.5 million in excise taxes from its customers during the period August 1985 through June 1994 and remitted such receipts to the State. In addition to that amount, the State has assessed penalties and interest of approximately $900,000. The Company, after consulting with outside counsel, strongly disagrees with the State's position. No provision has been made in the Company's financial statements for this contingency, nor has the Company collected from its customers and remitted their tax (which would aggregate approximately $300,000 annually) for periods subsequent to June 1994. However, pursuant to the State's Protest Money Act which stops further accrual of interest during the appeals process, the Company has paid into the Illinois Court $2.4 million, which represents the amount of the State's claim applicable to the period August 1985 through June 1994. Also pursuant to the State's Protest Money Act, the Company filed a Verified Complaint for Injunctive and Other Relief in the Cook County Chancery Court on February 28, 1995, and an Amended Verified Complaint on October 6, 1995. The Company filed a motion for summary judgment on August 29, 1996, asking the Court for summary disposition of the case. Pursuant to this motion, the Company received a partial refund of $123,000 on February 10, 1997. The remaining issues raised by the motion are still pending. If the Company's motion is not granted, it is anticipated that a trial date may be scheduled. While the

                      UNITED VIDEO SATELLITE GROUP, INC.

Company believes that this matter will not have a material adverse effect on its business, financial position or results of operations, the ultimate resolution, which may occur within one year, could result in a loss of up to $4.1 million.

   On June 2, 1997, a lawsuit was filed in the United States District Court for the District of Connecticut against the Company by one of its mass marketers who claims, among other matters, additional amounts owed in connection with its past and current business relationship with the Company. Discussions to resolve these matters are on going. On June 11, 1997, the Court denied the marketer's motion for a temporary restraining order, and on October 10, 1997, denied the marketer's motion for a preliminary injunction. The marketer appealed the latter ruling to the United States Court of Appeals for the Second Circuit, but later filed a Motion for Voluntary Dismissal which was granted. The Company terminated its relationship with that marketer. The Company has evaluated these claims and believes them to be without merit. The Company believes that this matter will not have a material adverse effect on its financial position or results of operations.

   The Company is also a party to certain other claims, actions and proceedings incidental to its business, none of which is expected to have a material adverse effect on the business, financial position or results of operations of the Company.

14. Segment Information

   Segment information has been prepared in accordance with Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Company has three reportable segments: home satellite dish services (Superstar), program promotion and guide services (Prevue), and satellite distribution of video entertainment services (UVTV). Superstar markets and distributes programming to the C-band direct-to-home satellite dish subscriber market as well as other telemarketing services. Prevue has developed non-interactive analog programming guide channels as well as interactive program guide services and software applications and markets them to cable television systems and other multi-channel video programming distributors. Prevue derives revenues from the sales of the program guide and promotion services and from the sale of advertising space within the guides. UVTV markets and distributes to programming distributors certain video and audio services.

   The Company's reportable segments are strategic business units that offer different products and services. The reportable segments are measured based on earnings before interest, income taxes, depreciation and amortization including allocated corporate expenses (operating income before depreciation and amortization). The accounting policies of the segments are the same as those described in the summary of significant accounting policies (See Note
2). The Company accounts for inter-segment sales as if the sales were to third parties at market prices.

                       UNITED VIDEO SATELLITE GROUP, INC.

   Segment information as of December 31, 1998, 1997 and 1996 and for each of the years then ended is as follows:

                                                     Other    Corporate
                          Prevue  Superstar  UVTV   Segments Unallocated Eliminations Consolidated
                          ------- --------- ------- -------- ----------- ------------ ------------
1998
 Revenues from external
  customers:
  Satellite services....  $36,473 $426,586  $37,205 $16,848    $   --      $    --      $517,112
  Advertising revenues..   40,349      --       --      --         --           --        40,349
  Systems integration
   services.............      --       --       --   40,959        --           --        40,959
  Intersegment
   revenues.............      --       --     7,759     --         --        (7,759)         --
                          ------- --------  ------- -------    -------     --------     --------
  Total revenues........   76,822  426,586   44,964  57,807        --        (7,759)     598,420
 Operating expenses,
  excluding depreciation
  and amortization......   53,562  358,317   13,803  55,391      1,380       (7,759)     474,694
                          ------- --------  ------- -------    -------     --------     --------
 Earnings before
  interest, income
  taxes,
  depreciation and
  amortization..........  $23,260 $ 68,269  $31,161 $ 2,416    $(1,380)    $    --       123,726
                          ======= ========  ======= =======    =======     ========
 Depreciation and
  amortization..........                                                                 (28,027)
 Gain on issuance of
  equity by subsidiary..                                                                  13,373
 Interest income........                                                                   6,346
 Interest expense.......                                                                  (1,629)
 Other income...........                                                                  11,607
 Other expense..........                                                                  (1,423)
                                                                                        --------
 Income before income
  taxes and
  minority interest.....                                                                $123,973
                                                                                        ========
 Segment assets.........  $62,333 $204,439  $87,965 $79,001    $18,994     $(48,950)    $403,782
                          ======= ========  ======= =======    =======     ========     ========
1997
 Revenues from external
  customers:
 Satellite services.....  $32,128 $350,490  $34,854 $17,681    $   --      $    --      $435,153
 Advertising revenues...   30,828      --       --      --         --           --        30,828
 Systems integration
  services..............      --       --       --   41,617        --           --        41,617
 Intersegment revenues..      --       --     6,077     518        --        (6,595)         --
                          ------- --------  ------- -------    -------     --------     --------
  Total revenues........   62,956  350,490   40,931  59,816        --        (6,595)     507,598
 Operating expenses,
  excluding depreciation
  and amortization......   40,548  301,209   13,123  54,148      1,170       (6,595)     403,603
                          ------- --------  ------- -------    -------     --------     --------
 Earnings before
  interest, income
  taxes,
  depreciation and
  amortization..........  $22,408 $ 49,281  $27,808 $ 5,668    $(1,170)    $    --       103,995
                          ======= ========  ======= =======    =======     ========
 Depreciation and
  amortization..........                                                                 (18,651)
 Interest income........                                                                   5,882
 Interest expense.......                                                                  (2,122)
 Other income...........                                                                     401
 Other expense..........                                                                     (71)
                                                                                        --------
 Income before income
  taxes and
  minority interest.....                                                                $ 89,434
                                                                                        ========

 Segment assets.........  $46,060 $ 98,589  $75,424 $58,479    $43,681     $(27,781)    $294,452
                          ======= ========  ======= =======    =======     ========     ========
1996
 Revenues from external
  customers:
 Satellite services.....  $26,862 $301,640  $34,553 $15,636    $   --      $    --      $378,691
 Advertising revenues...   22,774      --       --      --         --           --        22,774
 Systems integration
  services..............      --       --       --   35,703        --           --        35,703
 Intersegment revenues..      --       --     3,635     458        --        (4,093)         --
                          ------- --------  ------- -------    -------     --------     --------
  Total revenues........   49,636  301,640   38,188  51,797        --        (4,093)     437,168
 Operating expenses,
  excluding depreciation
  and amortization......   33,676  269,115   14,727  51,742        458       (4,093)     365,625
                          ------- --------  ------- -------    -------     --------     --------
 Earnings before
  interest, income
  taxes,
  depreciation and
  amortization..........  $15,960 $ 32,525  $23,461 $    55    $  (458)    $    --        71,543
                          ======= ========  ======= =======    =======     ========
 Depreciation and
  amortization..........                                                                 (16,323)
 Interest income........                                                                   3,401
 Interest expense.......                                                                  (2,024)
 Other income...........                                                                     551
 Other expense..........                                                                    (244)
                                                                                        --------
 Income before income
  taxes and
  minority interest.....                                                                $ 56,904
                                                                                        ========

 Segment assets.........  $57,317 $ 87,157  $51,892 $60,177    $44,028     $(50,467)    $250,104
                          ======= ========  ======= =======    =======     ========     ========

                      UNITED VIDEO SATELLITE GROUP, INC.

   Revenue from other non-reportable operating segments primarily includes revenue derived from information technology consulting, integration and software development services and from satellite transmission services. Unallocated corporate profit and loss amounts are primarily unallocated corporate overhead and corporate development costs. Unallocated segment assets include corporate property and equipment and miscellaneous investments and other assets not allocated to segments. Eliminations include inter-segment revenues and expenses and inter-segment payables and receivables.

15. Pending Transactions

   On June 10, 1998, UVSG and News America Incorporated, a subsidiary of News Corporation Limited ("News Corp."), entered into an agreement to purchase News America Publications, Inc. and TVSM, Inc. in exchange for 22,503,412 shares of UVSG Class A common stock, 37,496,588 shares of UVSG Class B common stock and $800 million in cash for total consideration of approximately $1.9 billion (the "TV Guide Transaction"). These entities publish TV Guide Magazine and other printed television program listings guides and distribute, through the Internet, an entertainment service known as TV Guide Online. In connection with this transaction, the Company expects to issue $400 million of senior subordinated notes due 2009 and obtain bank borrowings of approximately $200 million. In addition, News Corp. will purchase from UVSG, at $20 per share, 6,534,108 shares of the Company's Class A common stock to equalize News Corp.'s ownership in UVSG with that of TCI.

   On November 30, 1998, UVSG and Liberty entered into an Amended and Restated Stock Purchase Agreement, effective as of May 18, 1998, pursuant to which UVSG agreed to issue to Liberty 12,750,000 shares of Class B common stock in exchange for all outstanding shares of each of three subsidiaries of Liberty that together own approximately 40% of SNG (bringing the Company's ownership to 80%), the Denver 6 business that provides satellite-transmitted programming services known as the "Denver 6" and a business that sells programming packages to SMATV systems that serve hotels and multi-unit dwellings (the "Liberty Transaction").

   Both the TV Guide and Liberty Transactions are expected to close in March 1999 subject to completion of financing arrangements. The TV Guide Transaction will be accounted for as a purchase and the Liberty Transaction will be accounted for as a combination of entities under common control, similar to a pooling of interests.

16. Quarterly Financial Data (unaudited)

                                                    Quarters Ended
                                      ------------------------------------------
                                      March 31 June 30  September 30 December 31
                                      -------- -------- ------------ -----------
                                       (in thousands, except per share amounts)
1998
  Revenues........................... $140,317 $149,228   $153,632    $155,243
  Operating expenses.................  121,968  124,625    124,582     131,546
  Operating income...................   18,349   24,603     29,050      23,697
  Net income.........................   18,914   13,745     14,466      17,652
  Earnings per share:
    Basic............................     0.26     0.19       0.20        0.24
    Diluted..........................     0.25     0.18       0.20        0.24
1997
  Revenues........................... $122,876 $128,101   $125,905    $130,716
  Operating expenses.................  105,456  107,296    103,318     106,184
  Operating income...................   17,420   20,805     22,587      24,532
  Net income.........................    9,407   11,271     11,902      13,180
  Earnings per share:
    Basic............................     0.13     0.15       0.16        0.18
    Diluted..........................     0.13     0.15       0.16        0.18

                      UNITED VIDEO SATELLITE GROUP, INC.

17. Supplemental Guarantor Information

   On June 11, 1998, the Company and News Corp. announced the signing of an agreement whereby News Corp.'s TV Guide properties (including TV Guide magazine, the TVGEN entertainment web site and the then soon to be acquired cable guide publisher TVSM, Inc.) are to be combined with the Company to create a platform for offering television guide services to consumers and advertisers. As part of this combination, a unit of News Corp. will receive consideration consisting of $800 million in cash and 60 million shares of the Company's stock to be composed of, assuming the transaction with Liberty is completed at the same time (see Note 15), 22,503,412 shares of Class A Common Stock and 37,496,588 shares of Class B Common Stock. As a result of the transaction, assuming the pending Liberty transaction is also completed, News Corp. will have an approximate 44% economic interest in the Company, with TCI Ventures Group and Liberty having an approximate 44% economic interest, and the other stockholders of the Company having approximately 13%. Following the transaction, News Corp. and the combination of TCI Ventures Group/Liberty will each have approximately 49% of the voting power of the Company's outstanding stock.

   In connection with the acquisition, UVSG intends to issue $400,000,000 in aggregate principal amount of its senior subordinated notes due 2009, which shall not be callable until 2004. A group of UVSG's subsidiaries (the "Guarantors") will guarantee the senior subordinated indebtedness. Supplemental condensed combining financial information of UVSG, the Guarantors and the remainder of UVSG's consolidated group (the "Non-Guarantors") is presented below.

   Investments in the Non-Guarantors by their parent companies that are part of UVSG and the Guarantors are presented under the equity method of accounting in the combining financial information. The principal elimination entries eliminate intercompany sales and purchases of video products, intercompany interest income and expense, equity in earnings of subsidiaries and investments in and amounts due to and from subsidiaries.

   Because of the factual basis underlying the obligations created pursuant to a senior secured credit facility and other obligations that may constitute senior indebtedness of the Guarantors of the senior subordinated notes, it is not possible to predict how a court in bankruptcy would accord priorities among the obligations of the Company and its subsidiaries.

                SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS

                            As of December 31, 1998
                                 (In thousands)

                            The     Guarantor   Non-Guarantor
                          Company  Subsidiaries Subsidiaries  Eliminations Consolidated
                          -------- ------------ ------------- ------------ ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $    --    $ 98,428     $ 57,088     $     --      $155,516
  Marketable securities,
   at fair value........       --       5,804          --            --         5,804
  Accounts receivable,
   net of allowance for
   doubtful accounts....       --      19,441       39,839           --        59,280
  Accounts and notes
   receivable from
   affiliates...........       --      18,237       62,911       (81,148)         --
  Other current assets..       --       1,959        5,462           --         7,421
                          --------   --------     --------     ---------     --------
    Total current
     assets.............       --     143,869      165,300       (81,148)     228,021
Property, plant and
 equipment, at cost, net
 of accumulated
 depreciation and
 amortization...........       --      32,722       12,457           --        45,179
Intangible assets, net
 of accumulated
 amortization...........       --       2,973      108,447           --       111,420
Investment in
 subsidiaries, at
 equity.................   202,422        --           --       (202,422)         --
Other assets, net of
 accumulated
 amortization...........       --      14,028        5,171           (37)      19,162
                          --------   --------     --------     ---------     --------
Total assets............  $202,422   $193,592     $291,375     $(283,607)    $403,782
                          ========   ========     ========     =========     ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable......  $    --    $  3,860     $  2,286     $     --      $  6,146
  Accounts and notes
   payable to
   affiliates...........       --      62,911       18,237       (81,148)         --
  Accrued liabilities...       --      10,825       41,655           --        52,480
  Note payable and
   current portion of
   capital lease
   obligations and long-
   term debt............       --       3,746        1,754           (37)       5,463
  Customer prepayments..       --       6,392      102,868           --       109,260
                          --------   --------     --------     ---------     --------
    Total current
     liabilities........       --      87,734      166,800       (81,185)     173,349

Deferred liabilities....       --       7,116        4,292           --        11,408
Capital lease
 obligations and long-
 term debt..............       --      13,007          --            --        13,007

Minority interest.......       --         --           349         3,247        3,596

Stockholders' equity:
  Common stock..........       726        678           48          (726)         726
  Other stockholders'
   equity...............   201,696     85,057      119,886      (204,943)     201,696
                          --------   --------     --------     ---------     --------
    Total stockholders'
     equity.............   202,422     85,735      119,934      (205,669)     202,422
                          --------   --------     --------     ---------     --------
Total liabilities and
 stockholders' equity...  $202,422   $193,592     $291,375     $(283,607)    $403,782
                          ========   ========     ========     =========     ========

                SUPPLEMENTAL CONDENSED COMBINING BALANCE SHEETS

                            As of December 31, 1997
                                 (In thousands)

                                                    Non-
                            The     Guarantor    Guarantor
                          Company  Subsidiaries Subsidiaries Eliminations Consolidated
                          -------- ------------ ------------ ------------ ------------
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $    --    $ 24,320     $  6,432    $     --      $ 30,752
  Marketable securities,
   at fair value........       --     112,334          --           --       112,334
  Accounts receivable,
   net of allowance for
   doubtful accounts....       --      11,248       44,363          --        55,611
  Accounts and notes
   receivable from
   affiliates...........       --      10,288       60,256      (70,544)         --
  Other current assets..       --       3,560        8,405          --        11,965
                          --------   --------     --------    ---------     --------
    Total current
     assets.............       --     161,750      119,456      (70,544)     210,662
Property, plant and
 equipment, at cost, net
 of accumulated
 depreciation and
 amortization...........       --      35,956       15,036          --        50,992
Intangible assets, net
 of accumulated
 amortization...........       --       3,495       26,577          --        30,072
Investment in
 subsidiaries, at
 equity.................   111,994        --           --      (111,994)         --
Other assets, net of
 accumulated
 amortization...........       --       2,600          230         (104)       2,726
                          --------   --------     --------    ---------     --------
Total assets............  $111,994   $203,801     $161,299    $(182,642)    $294,452
                          ========   ========     ========    =========     ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable......  $    --    $    405     $  5,489          --      $  5,894
  Accounts and notes
   payable to
   affiliates...........       --      60,256       10,288      (70,544)         --
  Accrued liabilities...       --      12,049       38,336          --        50,385
  Note payable and
   current portion of
   capital lease
   obligations and long-
   term debt............       --       3,495        7,566         (104)      10,957
  Customer prepayments..       --       6,752       84,514          --        91,266
                          --------   --------     --------    ---------     --------
    Total current
     liabilities........       --      82,957      146,193      (70,648)     158,502
Deferred liabilities....       --       3,095          513          --         3,608
Capital lease
 obligations and long-
 term debt..............       --      16,752          455          --        17,207
Minority interest.......       --         --            31        3,110        3,141
Stockholders' equity:
  Common stock..........       368        320           48         (368)         368
  Other stockholders'
   equity...............   111,626    100,677       14,059     (114,736)     111,626
                          --------   --------     --------    ---------     --------
    Total stockholders'
     equity.............   111,994    100,997       14,107     (115,104)     111,994
                          --------   --------     --------    ---------     --------
Total liabilities and
 stockholders' equity...  $111,994   $203,801     $161,299    $(182,642)    $294,452
                          ========   ========     ========    =========     ========

             SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                          Year Ended December 31, 1998
                                 (In thousands)

                           The    Guarantor   Non-Guarantor
                         Company Subsidiaries Subsidiaries  Eliminations Consolidated
                         ------- ------------ ------------- ------------ ------------
Revenues:
 Satellite services..... $   --    $ 72,054     $452,817      $ (7,759)    $517,112
 Advertising sales......     --      40,349          --            --        40,349
 Systems integration
  services..............     --         --        40,959           --        40,959
                         -------   --------     --------      --------     --------
                             --     112,403      493,776        (7,759)     598,420
Operating expenses:
 Programming and
  delivery..............     --       8,870      320,948        (7,759)     322,059
 Selling, general and
  administrative........     --      52,188      100,447           --       152,635
 Depreciation and
  amortization..........     --      10,388       17,639           --        28,027
                         -------   --------     --------      --------     --------
                             --      71,446      439,034        (7,759)     502,721
                         -------   --------     --------      --------     --------
Operating income........     --      40,957       54,742           --        95,699
Equity in earnings of
 subsidiaries...........  64,777        --           --        (64,777)         --
Other income (expense),
 net....................     --      10,966       17,308           --        28,274
                         -------   --------     --------      --------     --------
Income before income
 taxes and minority
 interest...............  64,777     51,923       72,050       (64,777)     123,973
Provision for income
 taxes..................     --     (17,303)     (20,204)          --       (37,507)
Minority interest in
 earnings...............     --         --       (21,623)          (66)     (21,689)
                         -------   --------     --------      --------     --------
Net income.............. $64,777   $ 34,620     $ 30,223      $(64,843)    $ 64,777
                         =======   ========     ========      ========     ========

             SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                          Year Ended December 31, 1997
                                 (In thousands)

                                                  Non-
                           The    Guarantor    Guarantor
                         Company Subsidiaries Subsidiaries Eliminations Consolidated
                         ------- ------------ ------------ ------------ ------------
Revenues:
  Satellite services.... $   --    $ 64,649     $377,099     $ (6,595)    $435,153
  Advertising sales.....     --      30,828          --           --        30,828
  Systems integration
   services.............     --         --        41,617          --        41,617
                         -------   --------     --------     --------     --------
                             --      95,477      418,716       (6,595)     507,598
Operating expenses:
  Programming and
   delivery.............     --       8,580      258,599       (6,595)     260,584
  Selling, general and
   administrative.......     --      39,491      103,528          --       143,019
  Depreciation and
   amortization.........     --       9,072        9,579          --        18,651
                         -------   --------     --------     --------     --------
                             --      57,143      371,706       (6,595)     422,254
                         -------   --------     --------     --------     --------
Operating income........     --      38,334       47,010          --        85,344
Equity in earnings of
 subsidiaries...........  45,760        --           --       (45,760)         --
Other income, net.......     --       1,734        2,356          --         4,090
                         -------   --------     --------     --------     --------
Income before income
 taxes and minority
 interest...............  45,760     40,068       49,366      (45,760)      89,434
Provision for income
 taxes..................     --     (14,303)     (11,589)         --       (25,892)
Minority interest in
 earnings...............     --         --       (18,418)         636      (17,782)
                         -------   --------     --------     --------     --------
Net income.............. $45,760   $ 25,765     $ 19,359     $(45,124)    $ 45,760
                         =======   ========     ========     ========     ========

             SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF INCOME

                          Year Ended December 31, 1996
                                 (In thousands)

                                                  Non-
                           The    Guarantor    Guarantor
                         Company Subsidiaries Subsidiaries Eliminations Consolidated
                         ------- ------------ ------------ ------------ ------------
Revenues:
  Satellite services.... $   --    $54,334      $328,450     $ (4,093)    $378,691
  Advertising sales.....     --     22,774           --           --        22,774
  Systems integration
   services.............     --        --         35,703          --        35,703
                         -------   -------      --------     --------     --------
                             --     77,108       364,153       (4,093)     437,168
Operating expenses:
  Programming and
   delivery.............     --      7,852       224,179       (4,093)     227,938
  Selling, general and
   administrative.......     --     35,978       101,709          --       137,687
  Depreciation and
   amortization.........     --      9,808         6,515          --        16,323
                         -------   -------      --------     --------     --------
                             --     53,638       332,403       (4,093)     381,948
                         -------   -------      --------     --------     --------
Operating income........     --     23,470        31,750          --        55,220

Equity in earnings of
 subsidiaries...........  30,084       --            --       (30,084)         --
Other income, net.......     --        361         1,323          --         1,684
                         -------   -------      --------     --------     --------
Income before income
 taxes and minority
 interest...............  30,084    23,831        33,073      (30,084)      56,904
Provision for income
 taxes..................     --     (8,812)       (8,310)         --       (17,122)
Minority interest in
 earnings...............     --        --        (10,754)       1,056       (9,698)
                         -------   -------      --------     --------     --------
Net income.............. $30,084   $15,019      $ 14,009     $(29,028)    $ 30,084
                         =======   =======      ========     ========     ========

           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS

                          Year Ended December 31, 1998
                                 (In thousands)

                                                    Non-
                           The      Guarantor    Guarantor
                         Company   Subsidiaries Subsidiaries Eliminations Consolidated
                         --------  ------------ ------------ ------------ ------------
Net cash provided by
 operating activities... $    --     $ 31,410     $62,592       $ 240       $ 94,242
Investing activities:
 Capital expenditures...      --       (7,993)     (3,838)        720        (11,111)
 Investments and
  acquisitions..........  (31,848)     (9,555)       (699)        --         (42,102)
 Purchases of marketable
  securities............      --      (74,360)        --          --         (74,360)
 Sales and maturities of
  marketable
  securities............      --      190,169         --          --         190,169
 Other..................      --       (1,105)      1,034        (786)          (857)
                         --------    --------     -------       -----       --------
Net cash provided by
 (used in) investing
 activities.............  (31,848)     97,156      (3,503)        (66)        61,739
Financing activities:
 Repayment of note
  payable, capital lease
  obligations and long-
  term debt.............      --       (3,493)     (6,267)         66         (9,694)
 Common stock
  transactions, net.....  (17,560)        --          --          --         (17,560)
 Distributions to
  minority interests....      --          --       (3,705)        --          (3,705)
 Intercompany
  transfers.............   49,408     (50,965)      1,907        (350)           --
 Other..................      --          --         (368)        110           (258)
                         --------    --------     -------       -----       --------
Net cash provided by
 (used in) financing
 activities.............   31,848     (54,458)     (8,433)       (174)       (31,217)
                         --------    --------     -------       -----       --------
Net increase
 in cash and cash
 equivalents............      --       74,108      50,656         --         124,764
Cash and cash
 equivalents at
 beginning of year......      --       24,320       6,432         --          30,752
                         --------    --------     -------       -----       --------
Cash and cash
 equivalents at end of
 year................... $    --     $ 98,428     $57,088       $ --        $155,516
                         ========    ========     =======       =====       ========

           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS

                          Year Ended December 31, 1997
                                 (In thousands)

                                                   Non-
                            The    Guarantor    Guarantor
                          Company Subsidiaries Subsidiaries Eliminations Consolidated
                          ------- ------------ ------------ ------------ ------------
Net cash provided by
 (used in) operating
 activities.............   $ --     $ 55,383     $ 22,626      $ (23)      $ 77,986
Investing activities:
 Capital expenditures...     --       (6,368)      (4,117)       247        (10,238)
 Purchases of marketable
  securities............     --      (91,666)         --         --         (91,666)
 Sales and maturities of
  marketable
  securities............     --       36,700          --         --          36,700
 Other..................     --       (1,534)         (67)      (119)        (1,720)
                           -----    --------     --------      -----       --------
Net cash provided by
 (used in) investing
 activities.............     --      (62,868)      (4,184)       128        (66,924)
Financing activities:
 Repayment of note
  payable, capital lease
  obligations and long-
  term debt.............     --       (3,258)      (7,156)      (105)       (10,519)
 Note payable
  borrowings............     --          --         7,446        --           7,446
 Common stock
  transactions, net.....     531         --           --         --             531
 Distributions to
  minority interests....     --          --       (21,000)       --         (21,000)
 Intercompany
  transfers.............    (531)      1,708       (1,177)       --             --
 Other..................     --          509          (73)       --             436
                           -----    --------     --------      -----       --------
Net cash used in
 financing activities...     --       (1,041)     (21,960)      (105)       (23,106)
                           -----    --------     --------      -----       --------
Net decrease in cash and
 cash equivalents.......     --       (8,526)      (3,518)       --         (12,044)
Cash and cash
 equivalents at
 beginning of year......     --       32,846        9,950        --          42,796
                           -----    --------     --------      -----       --------
Cash and cash
 equivalents at end of
 year...................   $ --     $ 24,320     $  6,432      $ --        $ 30,752
                           =====    ========     ========      =====       ========

           SUPPLEMENTAL CONDENSED COMBINING STATEMENTS OF CASH FLOWS

                          Year Ended December 31, 1996
                                 (in thousands)

                                                   Non-
                           The     Guarantor    Guarantor
                         Company  Subsidiaries Subsidiaries Eliminations Consolidated
                         -------  ------------ ------------ ------------ ------------
Net cash provided by
 (used in) operating
 activities............. $   --     $ 53,539     $(2,428)       $--        $ 51,111
Investing activities:
 Capital expenditures...     --       (6,239)     (8,188)        --         (14,427)
 Investments and
  acquisitions..........     --         (106)        --          --            (106)
 Purchases of marketable
  securities............     --      (47,065)        --          --         (47,065)
 Maturities of
  marketable
  securities............     --       20,482         --          --          20,482
 Other..................     --         (198)       (827)        --          (1,025)
                         -------    --------     -------        ----       --------
Net cash used in
 investing activities...     --      (33,126)     (9,015)        --         (42,141)
Financing activities:
 Note payable
  borrowings............     --          --        7,245         --           7,245
 Repayment of capital
  lease obligations.....     --       (3,039)        --          --          (3,039)
 Issuance of stock......   3,216         --          --          --           3,216
 Distributions to
  minority interests....     --          --       (2,300)        --          (2,300)
 Intercompany
  transfers.............  (3,216)      4,073        (857)        --             --
 Other..................     --          233         (14)        --             219
                         -------    --------     -------        ----       --------
Net cash provided by
 financing activities...     --        1,267       4,074         --           5,341
                         -------    --------     -------        ----       --------
Net increase (decrease)
 in cash and cash
 equivalents............     --       21,680      (7,369)        --          14,311
Cash and cash
 equivalents at
 beginning of year......     --       11,166      17,319         --          28,485
                         -------    --------     -------        ----       --------
Cash and cash
 equivalents at end of
 year................... $   --     $ 32,846     $ 9,950        $--        $ 42,796
                         =======    ========     =======        ====       ========

                      UNITED VIDEO SATELLITE GROUP, INC.

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)

                                          Amounts                       Balance
                               Balance at Charged Charged               at End
                               Beginning    to    to Other                of
Description                    of Period  Expense Accounts   Deductions Period
-----------                    ---------- ------- --------   ---------- -------
Year ended December 31, 1998:
  Allowance for doubtful
   accounts...................   $2,785   $  921   $  --       $1,007   $2,699
Year ended December 31, 1997:
  Allowance for doubtful
   accounts...................    2,535      521      --          271    2,785
Year ended December 31, 1996:
  Allowance for doubtful
   accounts...................    1,788    1,140    1,969(1)    2,362    2,535

--------
(1) Amount represents the allowance for doubtful accounts contributed by Liberty Media Corporation's Netlink division to the retail C-band home satellite dish venture.

                                  APPENDIX II

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

   On June 11, 1998, UVSG and News Corp. announced the signing of an agreement whereby UVSG will acquire the TV Guide businesses to create a multimedia platform for offering program listings guide services to consumers and advertisers. The combined company will be renamed TV Guide, Inc. UVSG had previously announced on February 17, 1998, plans to acquire Liberty's approximate 40% interest in SNG and Liberty's Netlink Wholesale Division. The financial statements of Publications, the Netlink Wholesale Division and UVSG are included in this offering memorandum. The following discussion includes a separate analysis of results of operations and liquidity of Publications, the Netlink Wholesale Division and UVSG as well as certain financial information regarding the combined Company.

Summary Pro Forma Combined Information

   The majority of the combined Company's revenues are generated from programming guide services offered predominantly in the United States.

   On a pro forma combined basis, the Company has revenue from the following sources:

                                                              Year Ended
                                                             December 31,
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
      Publications and TVSM............................. $  678,595  $  714,574
      Netlink Wholesale Division........................     39,777      33,683
      UVSG..............................................    598,420     507,598
      Eliminations......................................    (16,257)    (10,861)
                                                         ----------  ----------
                                                         $1,300,535  $1,244,994
                                                         ==========  ==========
      Restricted Group.................................. $  840,158  $  852,144
                                                         ==========  ==========

   The majority of the Company's operating expenses consist of paper, production and printing costs for the TV Guide Magazine and programming costs for the Company's retail C-band operations. Depreciation and amortization relates to the depreciation of the Company's property and equipment and amortization of the Company's intangible assets.

   The following operating results of the Company are presented on a pro forma combined basis:

                                                              Year Ended
                                                             December 31,
                                                         ---------------------
                                                            1998       1997
                                                         ---------- ----------
      Consolidated:
       Revenues......................................... $1,300,535 $1,244,994
       Operating expenses, excluding depreciation and
        amortization....................................  1,013,546    947,623
                                                         ---------- ----------
                                                            286,989    297,371
       Depreciation and amortization....................    129,428    118,800
                                                         ---------- ----------
       Operating income................................. $  157,561 $  178,571
                                                         ========== ==========
      Restricted Group:
       Revenues......................................... $  840,158 $  852,144
       Operating expenses, excluding depreciation and
        amortization....................................    623,854    609,723
                                                         ---------- ----------
                                                            216,304    242,421
       Depreciation and amortization....................    113,828    111,562
                                                         ---------- ----------
       Operating income................................. $  102,476 $  130,859
                                                         ========== ==========

   The decrease in combined operating income for the restricted group for the year ended December 31, 1998 compared to the same period in 1997 resulted primarily from the decrease in operating income for Publications, which had operating income of approximately $150 million in calendar year 1998 compared to $175 million in calendar year 1997. The reduction in Publications' operating income in calendar year 1998 is principally related to the effects of decreased circulation on the financial performance of the business. The increases in revenues and operating income in Publications' most recent quarterly results were principally due to increased advertising revenues caused, in part, by a shift of advertising revenues into the quarter from prior and/or subsequent quarters and what we believe may be a relative strengthening of the advertising markets.

   The pro forma information above may not be indicative of the results that actually would have occurred if the Netlink Acquisition and the TV Guide Acquisition had occurred on the dates indicated or which may be obtained in the future.

Historical Results of Operations

Publications

   Six-Month Period Ended December 31, 1998 Compared to Six-Month Period Ended December 31, 1997

   In the fiscal six-month period ended December 31, 1998, Publications had combined revenues of $341.2 million compared to combined revenues of $315.6 million in the fiscal six-month period ended December 31, 1997, representing a net increase of approximately 8.1%. The increase was principally due to the inclusion of TVSM's revenues in the current fiscal six-month period (approximately $36.6 million) which were not included in the fiscal six-month period ended December 31, 1997. The increase in revenues attributable to TVSM was partially offset by a continued decline in circulation revenues for TV Guide Magazine which was primarily attributable to the continued effects of increased competition from television listings included in local newspapers, electronic program guides and other sources. A $0.30 cover price increase for TV Guide Magazine in October 1998 reduced the impact of otherwise lower circulation revenues. Advertising revenues for TV Guide Magazine were comparable for the six-month periods ended December 31, 1998 and 1997. Operating expenses increased approximately 11.6% to $236.1 million from $211.6 million for the comparable period in fiscal 1998. The increase in operating expenses was principally due to the inclusion of operating expenses of TVSM and increased operating expenses caused by a shift in product mix to larger format magazine designs. Selling, general and administrative expenses increased by approximately 7.3% from $28.8 million to $30.9 million due primarily to the inclusion of the results of TVSM in the fiscal six-month period ended December 31, 1998.

   For the reasons described above, EBITDA decreased $1.1 million, or approximately 1.4%, to $74.2 million for the fiscal six-month period ended December 31, 1998, from $75.3 million in the comparable six months in the prior fiscal year, and combined operating income before amortization of intangible assets decreased $1.5 million, or approximately 2.0%, to $70.7 million for the fiscal six-month period ended December 31, 1998, from $72.2 million in the comparable six months of the prior fiscal year. Publications had an intercompany interest charge of $132.1 million for the fiscal six-month period ended December 31, 1998, compared to $123.9 million in the comparable six months of the prior fiscal year, an increase of $8.2 million, or approximately 6.6%, which reflects higher intercompany debt levels in the recent six-month period.

   For the foregoing reasons, Publications experienced a net loss of $96.0 million for the fiscal six-month period ended December 31, 1998, compared to a net loss of $84.8 million in the comparable six months of the prior fiscal year.

   Year Ended June 30, 1998 Compared to Year Ended June 30, 1997

   In the fiscal year ended June 30, 1998, Publications had combined revenues of $616.8 million compared to combined revenues of $650.2 million in the fiscal year ended June 30, 1997, representing a decrease of approximately 5.1%. The decrease was principally due to a decline in TV Guide Magazine's circulation, which was primarily attributable to the effects of increased competition from television listings included in local newspapers, electronic program guides and other sources. Advertising revenues were comparable to the prior year. Operating expenses increased approximately 0.5% to $410.7 million in fiscal 1998 from $408.8 million in fiscal 1997. The increase in operating expenses was principally related to higher production and distribution expenses caused by a shift in product mix. Selling, general and administrative expenses decreased by 2.9% from $56.3 million to $54.7 million due primarily to lower compensation and other administrative expenses.

   For the reasons described above, EBITDA decreased $33.6 million or 18.2% to $151.4 million in fiscal 1998 from $185.0 million in fiscal 1997 and combined operating income before amortization of intangible assets decreased $32.7 million, or approximately 18.4%, to $145.1 million in fiscal 1998 from $177.8 million in fiscal 1997. Publications had an intercompany interest charge of $250.9 million in fiscal 1998, compared to $234.6 million in fiscal 1997, an increase of $16.3 million, or approximately 6.9%.

   For the foregoing reasons, Publications experienced a net loss of $172.4 million in fiscal 1998, compared to a net loss of $123.4 million in fiscal 1997.

   Year Ended June 30, 1997 Compared to Year Ended June 30, 1996

   Publications had combined revenues of $650.2 million in fiscal 1997 compared to combined revenues of $636.8 million in the fiscal year ended June 30, 1996, representing an increase of approximately 2.1%. The increase was due to improved advertising revenue, offset by a slight decrease in circulation revenue. Operating expenses increased approximately 1.4% to $408.8 million in fiscal 1997 from $403.0 million in fiscal 1996. The increase in operating expenses was principally related to the variable costs associated with the increased revenues. Selling, general and administrative expenses increased by 13.4% from $49.6 million to $56.3 million, principally due to the inclusion of the operating results of TVGEN which began operations on July 1, 1996.

   For the reasons described above, EBITDA increased slightly to $185.0 million in fiscal 1997 from $184.1 million in fiscal 1996, and combined operating income before amortization of intangible assets increased slightly to $177.8 million in fiscal 1997 from $177.6 million in fiscal 1996. Publications had an intercompany interest charge of $234.6 million in fiscal 1997, compared to $233.0 million in fiscal 1996.

   For the foregoing reasons, Publications experienced a net loss of $123.4 million in fiscal 1997, compared to a net loss of $122.0 million in fiscal 1996.

Netlink Wholesale Division

   Year Ended December 31, 1998 Compared to December 31, 1997

   Revenue increased 18%, or $6,094,000, for the year ended December 31, 1998 as compared to the year ended December 31, 1997. This increase was primarily attributable to an 11%, or $2,969,000, increase in Denver 6 Service revenue and a 42%, or $2,765,000 increase in SMATV revenue. The increase in the Denver 6 Service revenue was primarily attributable to rate increases for DTH customers reflecting the copyright fee increase described below. However, certain other adjustments to rates offset a portion of this increase. The SMATV revenue increase reflected a 7% rate increase combined with subscribers buying additional channels and a 61% increase in the number of subscribers.

   Operating expenses increased 53%, or $8,706,000, for the year ended December 31, 1998 as compared to the year ended December 31, 1997, primarily due to a 36%, or $1,936,000, increase in programming costs, which were directly related to the increase in SMATV revenue and a 204%, or $6,597,000, increase in copyright fees. This increase in copyright fees was primarily due to an increase in the monthly copyright fee from 6 cents for network stations and 14 cents or 17.5 cents for superstations to the new 27 cents per channel per subscriber monthly copyright rate. Selling, general and administrative costs increased 45%, or $458,000, primarily due to $273,000 related to stay bonuses and severance paid or accrued during the year ended December 31, 1998, a $120,000 increase in legal fees and a $184,000 increase in overhead. Bad debt expense decreased 73%, or $209,000 mainly due to a reduced estimate of uncollectible accounts during the year ended December 31, 1998 based on historical collection rates compared to 1997.

   Depreciation and amortization was consistent from 1998 to 1997.

   As a result of the foregoing, operating income decreased by 18%, or $2,862,000, for the year ended December 31, 1998, as compared to the year ended December 31, 1997.

   Year Ended December 31, 1997 Compared to December 31, 1996

   Revenue increased 13%, or $3,977,000, for the year ended December 31, 1997, as compared to the year ended December 31, 1996. This increase was primarily attributable to an increase in revenue from SMATV systems, which represented 19% of revenue for the year ended December 31, 1997. The SMATV revenue increase was driven by a 4% increase in rates combined with a 122% increase in subscribers. The subscriber increase was largely attributable to an increase in the number of SMATV systems operated by two of Netlink Wholesale Division's SMATV customers. Additionally, Netlink Wholesale Division's share of revenue from the wholesale marketing and distribution of WGN increased 10% as a result of increases in rates charged wholesale customers. Revenue from WGN marketing and distribution represented 12% of the Netlink Wholesale Division's revenue for the year ended December 31, 1997. Denver 6 Service revenue decreased by less than 1% compared to the prior year mainly due to a decrease in revenue related to Netlink Wholesale Division's decision to discontinue transmission of the Atlanta 3 stations during the first quarter of 1996, offset by a 2% increase in revenue from SNG. Revenue from SNG, which represented 47% and 44% of total Denver 6 Service revenue during 1997 and 1996, respectively, increased primarily due to a 4% increase in SNG subscribers, offset by credits offered by SNG related to the sale of certain packages to SNG subscribers.

   Operating expenses increased 23%, or $3,039,000, for the year ended December 31, 1997, as compared to the year ended December 31, 1996, primarily due to a 126% increase in programming costs which were directly related to the increase in SMATV revenue. Selling, general and administrative costs increased 5%, or $52,000, primarily due to increased personnel costs. Bad debt expense increased 10%, or $25,000, mainly due to an increase in accounts receivable of 13% in 1997 compared to 1996.

   Depreciation and amortization was consistent from 1996 to 1997.

   As a result of the foregoing, operating income increased 6%, or $860,000, for the year ended December 31, 1997, compared to the year ended December 31, 1996.

UVSG

 Consolidated

   The table below sets forth certain financial information for UVSG and each of the businesses operated by it during the years ended December 31, 1998, 1997 and 1996. Each of the businesses below other than the Prevue Networks and UVTV are classified as unrestricted subsidiaries under the Indenture.

                                        Year Ended December 31,
                                 ---------------------------------------------
                                     1998            1997            1996
                                 -------------   -------------   -------------
                                  Amount    %     Amount    %     Amount    %
                                 --------  ---   --------  ---   --------  ---
                                             (in thousands)
Revenues:
 Prevue Networks (1)...........  $ 76,822   13%  $ 62,956   12%  $ 49,636   11%
 Superstar (2)(3)..............   426,586   71%   350,490   69%   301,640   69%
 UVTV (3)......................    44,964    7%    40,931    8%    38,188    9%
 SSDS..........................    40,959    7%    42,134    8%    36,161    8%
 SpaceCom......................    16,536    3%    17,682    4%    15,636    4%
 Other/Eliminations............    (7,447)  (1)%   (6,595)  (1)%   (4,093)  (1)%
                                 --------  ---   --------  ---   --------  ---
 Total.........................  $598,420  100%  $507,598  100%  $437,168  100%
                                 ========  ===   ========  ===   ========  ===
Operating income (loss):
 Prevue Networks (1)...........  $ 13,772   14%  $ 13,889   16%  $  8,410   15%
 Superstar (2)(3)..............    58,001   61%    46,073   54%    30,328   55%
 UVTV (3)......................    28,641   30%    25,419   30%    20,995   38%
 SSDS..........................    (1,355)  (1)%   (2,376) (3)%    (5,894) (10)%
 SpaceCom......................     1,949    2%     3,509    4%     1,839    3%
 Other/Eliminations............    (5,309)  (6)%   (1,170)  (1)%     (458)  (1)%
                                 --------  ---   --------  ---   --------  ---
 Total.........................  $ 95,699  100%  $ 85,344  100%  $ 55,220  100%
                                 ========  ===   ========  ===   ========  ===
Consolidated depreciation and
 amortization..................  $ 28,027        $ 18,651        $ 16,323
Consolidated capital
 expenditures..................    11,111          10,238          14,427
Net cash provided by operating
 activities....................    94,242          77,986          51,111
Net cash provided by (used in)
 investing activities..........    61,739         (66,924)        (42,141)
Net cash provided by (used in)
 financing activities..........   (31,217)        (23,106)          5,341
Other data: EBITDA (4).........  $123,726        $103,995        $ 71,543

--------

(1) The revenues and operating income for Prevue Networks include Prevue Channel, Sneak Prevue and other services offered both domestically and internationally.
(2) The amounts shown in the above tables for Superstar represent Superstar's revenues and operating income included in UVSG's consolidated results of operations. Beginning April 1, 1996, these operating results include the combined retail operations of Superstar and those of Liberty's Netlink division. Beginning February 1, 1998, these operating results include the retail operations of Turner Vision.
(3) Effective January 1, 1997, UVSG increased the price at which UVTV charges SNG for certain programming, primarily WGN. Had these rates not been in effect during 1998 and 1997, UVTV's revenue and operating income would have been approximately $2.3 million lower and Superstar's operating income would have been approximately $2.3 million higher in each of those years.
(4) EBITDA means operating income before depreciation and amortization. EBITDA is presented supplementally as UVSG believes it is a widely used financial indicator of a leveraged company's ability to service and incur indebtedness. UVSG believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and others associated with the media and entertainment industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP that are presented in the financial statements included in this offering memorandum. Additionally, UVSG's calculation of EBITDA may be different than the calculation used by other companies and therefore, comparability may be affected.

   Year Ended December 31, 1998 Compared to December 31, 1997 and December 31, 1996

   Revenues for 1998 were $598.4 million, compared to $507.6 million in 1997 and $437.2 million in 1996. Revenues increased $90.8 million, or 18%, in 1998, compared to 1997, primarily due to $89.5 million of additional revenues attributable to Turner Vision's retail C-band operations which were combined with those of SNG effective February 1, 1998 and increased advertising and service fee revenues by Prevue Networks. These increases were partially offset by a decrease of $9.3 million in commission revenues from Superstar acting as a service agent in the DBS market. Revenues increased $70.4 million, or 16%, in 1997, compared to 1996, primarily due to $39.5 million of additional revenues attributable to the retail C-band operations of Liberty's Netlink division which were combined with those of Superstar's retail operations effective April 1, 1996; increased advertising and service fee revenues by Prevue Networks; increased revenues from system integration services of SSDS; and growth in retail revenue by Superstar.

   Operating expenses, excluding depreciation and amortization, were $474.7 million for the year ended December 31, 1998, compared to $403.6 million in 1997 and $365.6 million in 1996. Operating expenses increased $71.1 million, or 18%, in 1998 over those in 1997 primarily due to $77.8 million of additional expenses attributable to Turner Vision; increased personnel costs resulting from the growth in Prevue Networks; increased legal fees related to litigation and patent filings; and increased costs associated with Prevue Channel's new format under the TV Guide brand. These increases were partially offset by a $7.4 million decrease in operating expenses due to the termination of Superstar's service agent agreements with program suppliers in the DBS market and a reduction in programming costs resulting from renegotiated programming contracts. Operating expenses, excluding depreciation and amortization, increased $38.0 million, or 10%, in 1997, compared with 1996, primarily due to $35.9 million of additional expenses attributable to Netlink and increased personnel costs resulting from the growth in Prevue Networks.

   Depreciation and amortization was $28.0 million in 1998, compared to $18.7 million and $16.3 million in 1997 and 1996, respectively. Depreciation and amortization increased $9.3 million, or 50%, in 1998 over 1997 primarily as a result of amortization of intangibles resulting from the acquisitions of Turner Vision and ODS Technologies, LP, coupled with higher depreciation resulting from the acquisition of equipment to support the various Prevue products. Depreciation and amortization increased $2.4 million, or 15%, in 1997, compared with 1996, primarily due to increased acquisitions of equipment to support the various Prevue products and increased personnel at Prevue Networks and Superstar.

   A $13.4 million gain on the issuance of equity by a subsidiary was recognized in 1998. The gain resulted from the acquisition of Turner Vision.

   Interest income was $6.3 million in 1998, compared to $5.9 million in 1997 and $3.4 million in 1996. The increase in interest income in both 1998 and 1997 was primarily attributable to higher cash balances.

   Other income for 1998 totaled $11.6 million, compared to $401,000 in 1997 and $551,000 in 1996. Included in other income during the fourth quarter of 1998 was a $10.4 million gain associated with the sale of equity securities.

   The Company's effective tax rate, computed as the provision for income taxes divided by income before income taxes and minority interest, less that portion of minority interest in earnings attributable to entities not subject to income taxes, was 37% in 1998, relatively unchanged from 36% in 1997 and 37% in 1996.

   Minority interest in earnings for the year ended December 31, 1998 was $21.7 million compared to $17.8 million in 1997 and $9.7 million in 1996. Minority interest represents that portion of earnings attributable to the 60% (50% in 1997 and 1996) minority ownership in SNG, the 30% minority ownership in SSDS and the 28% minority ownership in Sneak Prevue LLC. The increase in minority interest in earnings of $3.9 million, or 22%, from 1997 to 1998 was primarily attributable to Turner Vision's inclusion in the consolidated operating results of the Company for eleven months in 1998. The increase from 1996 to 1997 of $8.1 million, or 84%, was primarily attributable to Netlink's inclusion in the consolidated operating results of the Company for twelve months in 1997 compared to nine months in 1996, coupled with increased earnings of SNG.

 Prevue Networks

   The following table sets forth certain financial information for Prevue Networks for the years ended December 31, 1998, 1997 and 1996:

                                                 Year Ended December 31,
                                          --------------------------------------
                                           1998   Change   1997   Change  1996
                                          ------- ------  ------- ------ -------
                                                      (in thousands)
Revenues................................. $76,822   22 %  $62,956  27%   $49,636
Operating expenses.......................  53,562   32 %   40,548  20%    33,676
Depreciation and amortization............   9,488   11 %    8,519  13%     7,550
                                          -------         -------        -------
Operating income......................... $13,772   (1)%  $13,889  65%   $ 8,410
                                          =======         =======        =======
Operating margin percentage..............     18%             22%            17%

   Year Ended December 31, 1998 Compared to December 31, 1997 and December 31, 1996

   Prevue Networks' revenues for 1998 were $76.8 million, compared to $63.0 million in 1997 and $49.6 million in 1996. The increase in revenues in 1998 of $13.9 million, or 22%, over those in 1997 was principally attributable to national advertising revenues, which grew $9.5 million, or 31%, due to higher rates and a higher sell-out of conventional advertising with the remainder of the increase primarily attributable to service fee revenues. Prevue Interactive revenue recorded in 1998 totaled $2.1 million while no significant revenue was recorded in prior years. In addition, domestic service fee revenues attributable to Prevue Channel and Sneak Prevue increased $2.1 million, or 10%, and $500,000, or 5%, respectively, in 1998 compared to 1997. Domestically, Prevue Channel subscriber counts increased by 2.5 million, or 5%, to 50.0 million during 1998 and subscribers receiving Sneak Prevue decreased by 400,000, or 1%, to 35.0 million. The increase in revenues in 1997 of $13.3 million, or 27%, over those in 1996 was due to increased national advertising revenues resulting from higher rates and expanded airtime combined with increases in domestic service fee revenues. Advertising revenues increased by $8.0 million, or 35%, in 1997 over those in 1996. Domestic service fee revenues attributable to Prevue Channel and Sneak Prevue increased by $3.0 million, or 18%, and $1.8 million, or 26%, respectively, in 1997 compared to 1996. Prevue Channel subscriber counts increased by 3.4 million, or 8%, during 1997 and subscribers receiving Sneak Prevue increased during 1997 by 1.2 million, or 3%, primarily due to the formation of Sneak Prevue LLC.

   Operating expenses, excluding depreciation and amortization, were $53.6 million in 1998, compared to $40.5 million and $33.7 million in 1997 and 1996, respectively. The increase in operating expenses, before depreciation and amortization, of $13.0 million, or 32%, in 1998 was due to the addition of new personnel required to support Prevue's growth, the continued roll-out of Prevue Interactive, increased legal fees related to litigation and patent filings and costs associated with Prevue Channel's new format under the TV Guide brand. The increase in operating expenses, before depreciation and amortization, of $6.9 million, or 20%, in 1997 as compared to the previous year was due to the addition of new personnel required to support increased sales volumes and data collection, the roll-out of Prevue Interactive and costs associated with Prevue Channel's new format.

   Depreciation and amortization in 1998 was $9.5 million, an increase of $1.0 million, or 11%, over that in 1997. Depreciation and amortization in 1997 increased $1.0 million, or 13%, over that in 1996. The increase in depreciation and amortization in both 1998 and 1997 over the prior years' was a result of the acquisition of additional assets, including customer control units necessary to support the various Prevue products and assets to support additional personnel.

 Superstar

   The following table sets forth certain financial information for Superstar for the years ended December 31, 1998, 1997 and 1996:

                                            Year Ended December 31,
                                    ------------------------------------------
                                      1998    Change   1997    Change   1996
                                    --------  ------ --------  ------ --------
                                                 (In thousands)
Revenues........................... $426,586    22%  $350,490    16%  $301,640
Operating expenses.................  358,317    19%   301,209    12%   269,115
Depreciation and amortization......   10,268   220%     3,208    46%     2,197
                                    --------         --------         --------
Operating income................... $ 58,001    26%  $ 46,073    52%  $ 30,328
                                    ========         ========         ========
Operating margin percentage........       14%              13%              10%

  Year Ended December 31, 1998 Compared to December 31, 1997 and December 31,
 1996

   Revenues generated by Superstar during 1998 were $426.6 million, compared to $350.5 million in 1997 and $301.6 million in 1996. The increase in revenues in 1998 of $76.1 million, or 22%, over those in 1997 was largely due to $89.5 million of additional revenues attributable to the retail operations of Turner Vision, which were acquired by SNG effective February 1, 1998, partially offset by a decline in commission revenues from acting as a service agent in the DBS market of $9.3 million. The contracts governing the commissions earned as a service agent in the DBS market expired in 1997; however, Superstar will continue to earn a declining level of commissions, generally through July 2000, on subscribers previously interfaced through Superstar. The net increase in retail subscribers in 1998 was approximately 263,000, increasing total subscribers as of December 31, 1998 to 1.2 million. The net increase was the result of subscribers contributed by Turner Vision of 309,000, offset by a decrease in subscribers resulting from the declining market. The industry decreased 9% to 1.9 million subscribers during the same period. Average revenue per retail subscriber decreased during 1998 as a result of a change in package mix associated with the Turner Vision combination. The increase in revenues in 1997 of $48.9 million, or 16%, over those in 1996 was primarily due to $39.5 million of additional revenues attributable to the retail operations of Netlink, which were combined with those of Superstar's retail operations on April 1, 1996, as well as growth in commission income earned as a service agent for program suppliers in the DBS market of $2.0 million. Retail subscribers purchasing programming directly from SNG decreased during 1997 by approximately 69,000, or 7%, to 892,000 while the industry decreased 7% to 2.1 million subscribers during the same period.

   Operating expenses, excluding depreciation and amortization, were $358.3 million in 1998, compared to $301.2 million and $269.1 million in 1997 and 1996, respectively. The increase in operating expenses, before depreciation and amortization, of $57.1 million, or 19%, in 1998 as compared to the previous year was due primarily to the addition of Turner Vision's retail business, which contributed $77.8 million of the operating expense increase, partially offset by a $20.7 million reduction in operating expenses primarily due to programming fee savings resulting from renegotiated programming contracts, Superstar's DBS service agreement terminations, and reductions in commissions paid to dealers. The increase in operating expenses, excluding depreciation and amortization, of $32.1 million, or 12%, in 1997 as compared to the previous year was due to the addition of Netlink's retail business, which contributed $35.9 million of the operating expense increase, partially offset by a $3.8 million reduction in operating expenses due to greater operating efficiencies as a result of the synergies realized in SNG and a reduction in commission expense as a result of the termination of Superstar's service agent agreements with two program suppliers in the DBS market.

   Depreciation and amortization was $10.3 million in 1998, compared to $3.2 million and $2.2 million in 1997 and 1996, respectively. The increase in depreciation and amortization of $7.1 million, or 220%, was primarily the result of $6.7 million of goodwill amortization associated with the Turner Vision acquisition. The increase in depreciation and amortization in 1997 of $1.0 million, or 46%, was primarily the result of additional data processing equipment and office furniture purchases necessitated by the increase in subscribers and employees.

 UVTV

   The following table sets forth certain financial information for UVTV for the years ended December 31, 1998, 1997 and 1996:

                                            Year Ended December 31,
                                     ----------------------------------------
                                      1998    Change  1997    Change   1996
                                     -------  ------ -------  ------  -------
                                                (In thousands)
Revenues............................ $44,964    10%  $40,931     7%   $38,188
Operating expenses, before
 depreciation and amortization......  13,803     5%   13,123   (11)%   14,727
Depreciation and amortization.......   2,520     5%    2,389    (3)%    2,466
                                     -------         -------          -------
Operating income.................... $28,641    13%  $25,419    21%   $20,995
                                     =======         =======          =======
Operating margin percentage.........      64%             62%              55%

  Year Ended December 31, 1998 Compared to December 31, 1997 and December 31,
 1996

   UVTV's revenues for 1998 were $45.0 million, compared to $40.9 million in 1997 and $38.2 million in 1996. The increase in revenues in 1998 of $4.0 million, or 10%, from those in 1997 was largely attributable to UVTV/WGN cable subscriber growth and cable rate increases. In addition, C-Band rates increased as necessitated by the increase in copyright fees from $.14 or $.175 to $.27, effective January 1, 1998. UVTV/WGN subscriber counts increased by
5.0 million, or 12%, while UVTV/WPIX and UVTV/KTLA subscriber counts declined 207,000, or 6%, and 210,000, or 7%, respectively, during 1998. The increase in 1997 revenues of $2.7 million, or 7%, from those in 1996 was largely attributable to SNG price increases coupled with an increase in subscribers for UVTV's services. UVTV/WGN, UVTV/WPIX and UVTV/KTLA subscriber counts increased 1.2 million, or 3%, 667,000, or 23%, and 747,000, or 34%, respectively, during 1997. The increase in UVTV/WGN subscribers during 1997 is net of the approximate 4.5 million reduction in subscribers that resulted on January 1, 1997 when TCI discontinued UVTV/WGN from certain of its fully owned systems then carrying the superstation. The positive impact on revenues from increased subscribers in 1998 and 1997 was partially offset by the consolidation of multiple system operators, which negatively impacted the pricing of UVTV's services to certain cable systems, a trend which may continue in future years.

   Operating expenses, excluding depreciation and amortization, were $13.8 million in 1998, compared to $13.1 million and $14.7 million in 1997 and 1996, respectively. The increase in operating expenses, excluding depreciation and amortization, of $680,000, or 5%, from 1997 to 1998 was due primarily to the increase in C-band copyright fees discussed above which were partially offset by a $472,000 decrease in compensation related to decreased headcount. Expenses decreased $1.6 million, or 11%, from 1996 to 1997 as the result of decreased compensation related to decreased headcount.

   Depreciation and amortization in 1998 was $2.5 million, relatively unchanged from 1997 and 1996 levels.

Other

 SSDS

  Year Ended December 31, 1998 Compared to December 31, 1997 and December 31,
 1996

   SSDS's revenues for 1998 were $41.0 million, a $1.2 million decrease, or 3%, compared to the prior year. Information technology consulting revenue decreased by $4.2 million due to a decrease in billable hours. The decrease was partially offset by an increase in Knowledge Workers revenue of $3.1 million due to new projects in 1998. 1997 revenue was $42.1 million, compared to $36.2 million in 1996. The increase in revenues of $6.0 million, or 17%, compared to 1996 was primarily attributable to the commercial and public sector business, which experienced a combined increase of 45%, offset by the defense business realizing a decrease of 8% from the prior year. The increase in the commercial sector, which comprised the majority of the increase, is a result of SSDS's efforts to focus on higher margin business opportunities.

   Operating expenses, before depreciation and amortization, decreased $2.5 million, or 6%, from 1997. The decrease in operating expense was due to lower personnel costs and lower selling, general and administrative expense. Operating expenses, before depreciation and amortization, increased in 1997 by $2.0 million, or 5%, over 1996 primarily due to an increase in expenses related to direct contract payroll costs associated with increased revenue, partially offset by lower selling, general and administrative expense.

   Depreciation and amortization increased in 1998 by $274,000, or 9%, and in 1997 by $398,000, or 15%, over the prior years' results. The increase in both periods was the result of office expansions and infrastructure equipment purchased during 1997 to support the increase in technical personnel.

 SpaceCom

  Year Ended December 31, 1998 Compared to December 31, 1997 and December 31,
 1996

   Revenues generated by SpaceCom during 1998 were $16.5 million, compared to $17.7 million in 1997 and $15.6 million in 1996. SpaceCom's average occupancy as of December 31, 1998 was 69%, which compares to 72% on December 31, 1997 and 70% on December 31, 1996. The reduction in occupancy in 1998 is principally due to one of its paging customers migrating away from SpaceCom's services.

   Operating expenses, excluding depreciation and amortization, were $13.0 million in 1998, compared to $12.7 million and $12.4 million in 1997 and 1996, respectively. The increase in operating expenses, before depreciation and amortization, of $260,000, or 2%, in 1998 over 1997 resulted primarily from increased transmission expenses due to the Galaxy IV failure, partially offset by general and administrative efficiencies. The increase in operating expenses, before depreciation and amortization, of $349,000, or 3%, in 1997 over 1996 is attributable to increased transmission expense.

   Depreciation and amortization in 1998 was $1.6 million, a $154,000 increase over 1997 due to depreciation on the $1.2 million expansion at the Chicago International Teleport. Depreciation and amortization in 1997 was $1.4 million, relatively unchanged from 1996.

Liquidity and Capital Resources

   The discussions of liquidity and capital resources that immediately follows is presented for the Company on a combined basis, giving effect to the Acquisitions and the related financings. The historical discussions of liquidity and capital resources for Publications, the Netlink Wholesale Division and UVSG follow. See "Unaudited Pro Forma Combined Financial Statements" included in this offering memorandum.

TV Guide, Inc.

   Cash provided by operations continues to be the Company's primary source of funds to finance its operating needs, capital expenditures and investments. At December 31, 1998, on a pro forma basis after giving effect to the Acquisitions and the related financings (which consist of the issuance of the notes, initial bank borrowings and cash proceeds from the Equity Equalization), the combined Company's cash, cash equivalents and marketable securities would have aggregated approximately $61.4 million (including approximately $57.1 million in the unrestricted group of subsidiaries under the indenture).

   As of December 31, 1998, after giving effect to the Acquisitions and the related financings, the combined Company would have had indebtedness outstanding of approximately $603.8 million.

   Prior to the closing of the TV Guide Acquisition, the Company will have available a $300 million six-year revolving credit facility and a $300 million 364-day revolving credit facility. Borrowings outstanding under the 364-day revolving credit facility will convert to a five-year term loan at the end of its term. Borrowings under the credit facilities will bear interest either at the bank's prime rate or LIBOR, both plus a margin based on a sliding scale tied to the Company's leverage ratio. For the first year of the credit facilities, the LIBOR margin will be fixed at 1.25%. The credit facilities will be subject to prepayment or reduction at any time without penalty and will contain certain restrictive financial covenants. The Company intends to make an initial borrowing of $185.3 million under the six-year revolving credit facility to finance a portion of the TV Guide Acquisition. See "Description of Certain Indebtedness--Bank Credit Facilities."

   The combined Company has evaluated and expects to continue to evaluate possible strategic acquisitions and dispositions of related businesses and assets, some of which may be significant, on an ongoing basis and at any given time it may be engaged in discussions or negotiations or enter into agreements with respect to potential transactions. In particular, the Company is currently in discussions with several parties regarding a possible sale of the SNG business and certain other assets or a strategic marketing alliance or other transaction consistent with the Company's strategy of converting its C-band business into an equity position in a DBS company. In the event that the Company enters into a definitive agreement with respect to any acquisition or joint venture, it may require additional financing.

   The Company believes that, after giving effect to the Acquisitions, the related financings and restrictions contained in the indenture on the activities of the Company and the restricted subsidiaries, based on the combined Company's current level of operations, cash flow provided from operating activities, together with expected availability under the bank credit facilities, subject to the covenants therein, will be sufficient to enable the combined Company to service indebtedness, make capital expenditures and meet operating costs and expenses for the foreseeable future. Anticipated capital expenditures of the combined Company for 1999 are approximately $37 million, which include approximately $16 million to replace the cable headend equipment for the TV Guide Channel product. Additionally, the Company anticipates spending approximately $30 million in 1999 to develop ODS. If and when appropriate, the combined Company or its affiliates may elect to incur additional indebtedness or to raise equity in the public or private markets.

   The indenture for the notes and the Company's bank credit facilities will impose certain operating and financial restrictions on the combined Company. These restrictions include the designation of certain of our subsidiaries as "restricted" for certain financing and operating matters which may significantly limit the ability of the Company to execute transactions, including the transfer of cash, between our subsidiaries in the restricted group and our subsidiaries in the unrestricted group. The subsidiaries in the unrestricted group are not subject to the covenants in the indenture for the notes and may incur indebtedness, grant liens on their assets and sell all or a portion of their assets, among other things, without satisfying the restrictions in the indenture. Currently, the subsidiaries in the unrestricted group do not require cash transfers from the subsidiaries in the restricted group to finance their operations; however no assurance can be given that the unrestricted subsidiaries will continue to generate sufficient cash flows to fund future operations. In the event the unrestricted subsidiaries were unable to generate sufficient cash flows to fund their operations, they may not be able to access excess cash generated by the restricted group and could be required to obtain funding from third party sources. No assurance can be given that such funding could be obtained at rates acceptable to the subsidiaries in the unrestricted group.

Publications

   During the fiscal six-month period ended December 31, 1998, Publications' cash provided by operations amounted to approximately $27.6 million compared to cash provided by operations of $28.2 million in the comparable period in the prior fiscal year. Operating cash flows in each period were principally due to Publications' EBITDA for the period, net of additional seasonal working capital requirements related to higher advertising revenues and the impact of new third party publications distributed by MMDI. Cash used in investing activities was $5.9 million in the fiscal six-month period ended December 31, 1998, compared to $1.4 million in the comparable period in the prior fiscal year. The increase in cash used in investing activities related to expenditures incurred in connection with the acquisition of TVSM. Net cash used in financing activities was $21.7 million in the fiscal six-month period ended December 31, 1998, compared to net cash used in financing activities of $26.7 million in the comparable period in the prior fiscal year. The changes in cash related to financing activities was due to lower repayments of borrowings from affiliates.

   During fiscal 1998 and fiscal 1997, Publications' cash provided by operations amounted to $121.4 million and $179.2 million, respectively. Operating cash flows in each period were principally due to Publications' EBITDA for the period.

   Cash used in investing activities was $2.6 million in fiscal 1998 compared to $4.4 million in fiscal 1997. The decrease in cash used in investing activities related to reduced capital expenditures in fiscal 1998.

   Net cash used in financing activities was $118.8 million in fiscal 1998 compared to $174.8 million in fiscal 1997. The decrease in cash used in financing activities was due to lower repayments of intercompany indebtedness in 1998.

   Publications has historically relied on its parent corporation, News Corp., to provide financing for its operations. In December 1998, Publications satisfied approximately $2.8 billion of its borrowings due to affiliates. In connection with the TV Guide Acquisition (see Note 1 of the combined financial statements of Publications), intercompany indebtedness existing at the time of the closing of the TV Guide Acquisition will be satisfied by way of an indirect capital contribution from News Corp. or a subsidiary of News Corp.

   Publications' operating cash flow of $27.6 million was the principal source of cash during the fiscal six month period ended December 31, 1998.

   Publications is a guarantor in connection with several of News Corp.'s and its subsidiaries' financing arrangements. In connection with the consummation of the TV Guide Acquisition, Publications will be released from its contingent obligations related to these financing arrangements.

Netlink Wholesale Division

   Net cash provided by operating activities was approximately $9.0 million, $9.7 million and $9.1 million for the years ended December 31, 1998, 1997 and 1996, respectively. Amounts expended for investing activities was less than the cash provided by operating activities in each such period. In the event Netlink Wholesale Division were required to expend more on capital or other investing activities, Netlink Wholesale Division believes that net cash provided by operating activities and its ability, if necessary, to obtain financing would provide adequate sources of short-term and long-term liquidity in the future.

UVSG

   Cash provided by operations continues to be UVSG's primary source of funds to finance operating needs, capital expenditures and investments. In 1998, net cash flows from operating activities were $94.2 million ($90.5 million after distributions to minority interests), reflecting the continued growth of UVSG's after-tax earnings. This cash, plus existing cash resources and proceeds from the exercise of stock options of $1.2 million and net sales and maturities of marketable securities of $115.8 million, were used to fund UVSG's investments and acquisitions of $42.1 million, capital expenditures of $11.1 million, net reduction in UVSG's capitalized lease obligations, note payable and long term debt of $9.7 million and repurchase of common stock of $18.8 million during 1998.

   At December 31, 1998, UVSG's cash, cash equivalents and marketable securities aggregated $161.3 million, an increase of $18.2 million over that as of December 31, 1997. The above total includes $57.5 million of cash and cash equivalents held by SNG, in which UVSG had a 40% ownership interest as of December 31, 1998. SNG will be an unrestricted subsidiary under the indenture for the notes. UVSG has invested the majority of its cash available for current operations in investment grade municipal governmental obligations. As of December 31, 1998, approximately $5.8 million of such securities had maturities greater than 90 days and were classified as available-for-sale marketable securities. UVSG's policy pertaining to the temporary investment of cash available for operations currently prohibits exposure to interest rate fluctuations to periods in excess of 18 months.

   SSDS has a revolving credit facility with a bank which provides for borrowings up to the lesser of 80% of billed trade receivables of SSDS outstanding less than 90 days, subject to certain conditions, or $5.0 million which expires April 30, 1999. Borrowings under this credit facility bear interest at the bank's stated prime rate plus a margin. Outstanding borrowings under the credit facility as of December 31, 1998 were $1.7 million.

   UVSG collects annually, in advance, a majority of its SNG subscription fees and certain of its UVTV superstation and Prevue Networks' revenues. As of December 31, 1998, the unearned portion of all prepayments totaled $109.3 million, of which approximately $100.5 million, or 92%, was attributable to SNG. Aggregate unearned prepayments increased by $18.0 million during the year ended December 31, 1998, substantially all of which was attributable to the customer prepayments associated with SNG's operations. UVSG's liability is limited to a refund of unearned prepayments in the event that UVSG is unable to provide service. No material refunds have been paid to date.

   Under the terms of the capital leases for two satellite transponders placed in service by UVTV and Prevue Networks in 1992, UVSG was obligated for net minimum lease payments aggregating $16.8 million as of December 31, 1998, a reduction of $3.5 million, or 17%, from the obligation existing at the prior year's end. UVSG expects to further reduce the lease obligation during 1999 by approximately $3.7 million. UVSG also leases various other satellite transponders accounted for as operating leases. These operating leases accounted for approximately $6.6 million in operating expenses, net of sublease revenue, during 1998.

   Capital expenditures during 1998 of $11.1 million were principally attributable to the expansion of UVSG's teleport facilities, purchase of control units provided to Prevue Network's cable television customers, data processing equipment and systems and furniture, fixtures and facilities used by UVSG.

   SNG has historically made monthly distributions to its members of all cash in excess of reasonable cash reserves established for anticipated working capital requirements and capital expenditures. However, in anticipation of a possible transaction with a DBS provider, SNG has been retaining cash in excess of its anticipated operating and capital needs in order to build working capital to desired levels. During the year ended December 31, 1998, cash distributions to minority interests in SNG aggregated $3.7 million.

   UVSG believes, except for the funds required to consummate the TV Guide Acquisition (see Note 15 to UVSG's historical consolidated financial statements included elsewhere in this offering memorandum), and except as discussed above for SSDS, which will be required to renew or replace its existing credit facility in April 1999, that currently available cash and cash equivalents, marketable securities and cash flow generated from operations will provide the resources necessary to meet its working capital and related financing needs for the foreseeable future and to pursue opportunities to expand its businesses. UVSG anticipates it will require approximately $700 million of financing, depending on available cash balances, to close the TV Guide Acquisition and that such financing will be obtained through the offering of the notes, $131 million sale of UVSG's common stock as part of the TV Guide Acquisition and the remainder through initial borrowings of $185.3 million under the credit facilities. Should UVSG require additional financial resources to execute its business plans, it will likely look to both debt and equity as a source of funds.

   The Board of Directors has authorized UVSG to repurchase from time to time up to an aggregate of 7.0 million shares of UVSG's Class A Common Stock using existing cash resources. Through December 31, 1998, approximately 1.4 million shares had been repurchased by UVSG.

   UVSG continues to explore opportunities to expand the market shares of its existing businesses, develop new products and acquire interests in new businesses.

Inflation and Volatility of Paper Prices and Postal Rates

   Publications continually reviews the impact and the volatility of paper prices and postal rates. Postal rates increased in January 1999. Paper prices rose significantly in 1995, dropped in 1996, and increased moderately in 1997 and 1998. Publications monitors the impact of changes in these costs and will consider such changes in managing its business.

Year 2000

   Publications, Netlink Wholesale Division and UVSG will continue addressing the year 2000 issue as described in detail below through the date of the Acquisitions. Following the Acquisitions, the Company will continue appropriate efforts to remediate year 2000 concerns.

Publications

   Publications is undertaking an enterprisewide project to assess and address the potential impact of the year 2000 on the processing of date-sensitive information by Publications' computerized information systems. The year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Certain programs may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

   Publications' capital spending plan provides for technology investments in the periods prior to December 31, 1999, for systems which would be operational after December 31, 1999. As a result of its assessment and capital planning, no acceleration of material planned system replacements were made due to year 2000 issues.

   The objective of Publications' year 2000 efforts is to determine and assess the risks of the year 2000 issue and to plan and institute mitigating actions to reduce those risks to acceptable levels. Publications' standard for compliance requires that a computer system or business process be designed to be used prior to, on and after January 1, 2000. Such systems or processes must be able to operate without error in dates and date related data, including without limitation, calculating, comparing, indexing and sequencing prior to, on and after January 1, 2000.

   Publications' year 2000 project team is focusing on the following major areas:

     Core Computer Systems. Information technology systems account for much of the year 2000 work and include all computer systems and technology managed by Publications. Publications' core computer systems relate to editorial, fulfillment and production functions. All core systems have been assessed, plans are in place and work is being undertaken to test and implement changes where required.

     Equipment and Facilities. An inventory of all critical office equipment and infrastructure has been completed and Publications has developed plans to assess any year 2000 issues related to critical items.

     Customers and Vendors. Publications is developing a plan to contact its major customers and vendors. To date, no significant customers or vendors have informed Publications that a material Year 2000 issue exists which could have a material effect on Publications. There can be no assurance that the systems of other companies on which Publications' business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with Publications' systems, would not have a material adverse effect on Publications and its operations.

   During 1999, Publications will continually review its progress against its Year 2000 plans and conclude on the appropriate and feasible contingency plans to reduce its exposure to Year 2000 related issues. Based on information developed to date, costs of addressing potential problems are not currently expected to have a material adverse impact on Publications' financial position, results of operations or cash flows in future periods.

However, if Publications, its customers or vendors are unable to resolve any material Year 2000 issues in a timely manner, such inability could result in a material financial risk.

Netlink Wholesale Division

   A preliminary assessment has been done by the Company concerning the year 2000 issue. In discussions with Netlink Wholesale Division, it was preliminarily concluded that the activity required for ensuring compliance on the systems, software and equipment will not be significant. Upon completion of the Netlink Acquisition by the Company, a more formalized and structured approach will be used. This project is referred to as the year 2000 project.

   The year 2000 project involves a four-phase approach to determining the year 2000 readiness of the Netlink Wholesale Division's systems, software and equipment. This approach provides a detailed method for tracking the evaluation, repair and testing of the systems, software and equipment. Phase 1, Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 was completed in January 1999. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non-compliant equipment and systems. Phase 2 is scheduled for completion by May 1999. Phase 3, Testing, involves testing the systems, software and equipment for year 2000 readiness, or in certain cases, relying on test results provided to the Netlink Wholesale Division. Phase 3 is scheduled for completion by July 1999. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service. Phase 4 is scheduled for completion by September 1999. The completion dates set forth above are based on current expectations. However, due to the uncertainties inherent in year 2000 remediation, there can be no assurance that the projects will be completed on such dates.

   As part of the year 2000 project, significant suppliers and customers will be contacted to determine the extent to which the Netlink Wholesale Division is vulnerable to those third parties' failure to remediate their year 2000 compliance issues. There can be no assurance that the systems of other companies on which the Netlink Wholesale Division's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with the Netlink Wholesale Division's systems, would not have a material adverse effect on the Netlink Wholesale Division and its operations.

   The failure to resolve year 2000 issues on or before December 31, 1999 could result in system failures causing disruption in routine business activities. Also, if critical systems related to the Netlink Wholesale Division's services are not successfully remediated, the Netlink Wholesale Division could face claims of breach of contract from customers, certain programming providers and from other businesses that rely on the Netlink Wholesale Division's programming services. Additionally, failure of third parties upon whom the Netlink Wholesale Division relies to timely remediate their year 2000 issues could result in disruption in the Netlink Wholesale Division's daily operations and core services. While the Company believes the year 2000 project will adequately address the internal year 2000 issues, the overall risks associated with the year 2000 issue remain difficult to accurately describe and quantify until additional information is obtained regarding the remediation activities of third party suppliers and customers. There can be no assurance that the year 2000 issue will not have a material adverse effect on the Netlink Wholesale Division and its operations.

   There are plans to develop contingency plans on all critical processes to minimize the impact of any year 2000 related interruption. Plans are expected to be in place by July 1999.

UVSG

   In 1997, UVSG began the process of identifying, evaluating and implementing changes to its computer systems, applications and certain equipment with embedded technology necessary to address the year 2000 issue. UVSG has established an enterprise-wide program to prepare for the year 2000 and is utilizing both internal and external resources to identify, correct and test the systems for year 2000 compliance. The historical and estimated future costs related to the year 2000 issues have not been and are not expected to be a material cost to UVSG.

   The year 2000 project involves a four-phase approach to determining the year 2000 readiness of UVSG's systems, software and equipment. This approach provides a detailed method for tracking the evaluation, repair and testing of UVSG's systems, software and equipment. Phase 1, Assessment, involves the inventory of all systems, software and equipment and the identification of any year 2000 issues. Phase 1 was completed in January 1999. Phase 2, Remediation, involves repairing, upgrading and/or replacing any non- compliant equipment and systems. Phase 2 is scheduled for completion by March 1999. Phase 3, Testing, involves testing UVSG's systems, software and equipment for year 2000 readiness, or in certain cases, relying on test results provided to UVSG. Phase 3 is scheduled for completion by May 1999. Phase 4, Implementation, involves placing compliant systems, software and equipment into production or service. Phase 4 is scheduled for completion by July 1999. The completion dates set forth above are based on UVSG's current expectations. However, due to the uncertainties inherent in year 2000 remediation, there can be no assurance that the projects will be completed on such dates.

   As part of the year 2000 project, UVSG with the assistance of TCI is in the process of contacting its significant suppliers and customers to determine the extent to which UVSG is vulnerable to those third parties' failure to remediate their year 2000 compliance issues. There can be no assurance that the systems of other companies on which UVSG's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with UVSG's systems, would not have a material adverse effect on UVSG and its operations.

   UVSG's failure to resolve year 2000 issues on or before December 31, 1999 could result in system failures causing disruption in routine business activities. Also, if critical systems related to UVSG's services are not successfully remediated, UVSG could face claims of breach of contract from customers, certain programming providers and from other businesses that rely on UVSG's programming services. Additionally, failure of third parties upon whom UVSG relies to timely remediate their year 2000 issues could result in disruption in UVSG's daily operations and core services. While UVSG believes the year 2000 project will adequately address the internal year 2000 issues, the overall risks associated with the year 2000 issue remain difficult to accurately describe and quantify until UVSG obtains additional information regarding the remediation activities of its third party suppliers and customers. There can be no assurance that the year 2000 issue will not have a material adverse effect on UVSG and its operations.

   UVSG is in the process of developing contingency plans on all critical processes to minimize the impact of any year 2000 related interruption. These plans have been completed at a high level and the detailed plans are expected to be in place prior to May 31, 1999.

                                  APPENDIX III

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

 Pro Forma Financial Statements

   The following unaudited pro forma combined financial statements have been prepared to give pro forma effect to the Netlink Acquisition and the TV Guide Acquisition.

   The Netlink Acquisition will be accounted for as a combination of entities under common control, in a manner similar to a pooling-of-interests. The combined financial statements of UVSG and the Netlink Wholesale Division on an as-if-pooled basis are presented as of December 31, 1998 and for each of the years in the three-year period ended December 31, 1998. These financial statements include the financial statements of the Netlink Wholesale Division for periods subsequent to January 25, 1996, the date UVSG and the Netlink Wholesale Division were first under common control.

   The TV Guide Acquisition will be accounted for as a purchase. The pro forma combined financial statements assuming both the Netlink Acquisition and the TV Guide Acquisition ("UVSG Pro Forma") are presented as of December 31, 1998, and for the year ended December 31, 1998.

   The pro forma combined financial statements have been further modified to present the UVSG Pro Forma combined financial statements separated between amounts attributable to the Restricted Group and the Unrestricted Group. Intercompany accounts and transactions previously eliminated in consolidation have been reversed in the "Eliminations" column to present the separate amounts for the Restricted Group and the Unrestricted Group.

   Each of the Guarantor subsidiaries is a member of the Restricted Group under the terms of the indenture. In addition, the Restricted Group includes one partially-owned subsidiary and one foreign subsidiary, both of which are included as Non-Guarantor subsidiaries in the condensed combining financial information included in the notes to UVSG's historical financial statements included elsewhere in this offering memorandum.

   Separate financial statements of the guarantor subsidiaries have not been presented herein as such subsidiaries are (or, subsequent to the acquisitions, will be) wholly owned and will be joint and several full and unconditional guarantors of the notes.

   Pro forma net income of the Restricted Group excludes equity in the earnings of the unrestricted subsidiaries as the Company believes this presentation is a better indication of the financial performance of the Restricted Group.

                                     III-1

                       United Video Satellite Group, Inc.

         (TV Guide, Inc. as of the closing of the TV Guide Acquisition)

                   Unaudited Pro Forma Combined Balance Sheet

                               December 31, 1998

                                 (In thousands)


                                                  The Netlink Acquisition and the TV Guide Acquisition
                   ------------------------------------------------------------------------------------------------
                            The Netlink Acquisition
                   --------------------------------------------
                      UVSG     Netlink                  Pooled  Publications  Pro Forma        UVSG
                   Historical Historical Adjustments   Results   Historical  Adjustments    Pro Forma  Eliminations
                   ---------- ---------- -----------   -------- ------------ -----------    ---------- ------------
     Assets
Cash, cash
equivalents and
marketable
securities.......   $161,320   $   128     $   --      $161,448  $      --    $(800,000)(2) $   61,448   $   --
                                                                                716,000 (1)
                                                                                (16,000)(6)
Accounts
receivable.......     59,280     6,594      (1,242)(a)   64,632     162,115         --         226,747       --
Accounts and
notes receivable
from affiliates..        --        --          --           --          --          --             --     79,850
Prepaid expenses
and other........      5,610       558         --         6,168      39,154         --          45,322       --
Deferred tax
asset............      1,811       --          --         1,811         --          --           1,811       --
                    --------   -------     -------     --------  ----------   ---------     ----------   -------
 Total current
 assets..........    228,021     7,280      (1,242)     234,059     201,269    (100,000)       335,328    79,850
Property, plant
and equipment,
net of
accumulated
depreciation and
amortization.....     45,179       583         --        45,762      16,634         --          62,396       --
Intangible
assets, net of
accumulated
amortization.....    111,420     2,103         --       113,523   2,358,514     844,902 (2)  3,316,939       --
Deferred tax
asset............        --      2,823         --         2,823         --          --           2,823       --
Other assets, net
of accumulated
amortization.....     19,162        --         --        19,162      20,626      16,000 (6)     55,788       --
                    --------   -------     -------     --------  ----------   ---------     ----------   -------
 Total assets....   $403,782   $12,789     $(1,242)    $415,329  $2,597,043   $ 760,902     $3,773,274   $79,850
                    ========   =======     =======     ========  ==========   =========     ==========   =======
                          Pro Forma
                   -----------------------
                   Unrestricted Restricted
                      Group       Group
                   ------------ ----------
     Assets
Cash, cash
equivalents and
marketable
securities.......    $ 57,095   $    4,353
Accounts
receivable.......      36,422      190,325
Accounts and
notes receivable
from affiliates..      62,295       17,555
Prepaid expenses
and other........       4,856       40,466
Deferred tax
asset............         604        1,207
                   ------------ ----------
 Total current
 assets..........     161,272      253,906
Property, plant
and equipment,
net of
accumulated
depreciation and
amortization.....      11,256       51,140
Intangible
assets, net of
accumulated
amortization.....     109,071    3,207,868
Deferred tax
asset............         --         2,823
Other assets, net
of accumulated
amortization.....       5,348       50,440
                   ------------ ----------
 Total assets....    $286,947   $3,566,177
                   ============ ==========

  See accompanying notes to unaudited pro forma combined financial statements.

                                     III-2

                       United Video Satellite Group, Inc.

         (TV Guide, Inc. as of the closing of the TV Guide Acquisition)

                   Unaudited Pro Forma Combined Balance Sheet

                               December 31, 1998

                                 (In thousands)

                                                                The Netlink Acquisition and the TV Guide Acquisition
                                 ---------------------------------------------------------------------------------------
                                          The Netlink Acquisition
                                 --------------------------------------------
                                    UVSG     Netlink                  Pooled   Publications   Pro Forma         UVSG
                                 Historical Historical Adjustments   Results    Historical   Adjustments     Pro Forma
                                 ---------- ---------- -----------   --------  ------------  -----------     ----------
Liabilities and
Stockholders'
Equity
Accounts payable
and accrued
liabilities.....                  $ 58,626   $ 5,636     $(1,242)(a) $ 63,020  $   100,022   $      --       $  163,042
Accounts and
notes payable to
affiliates......                       --        --          --           --           --           --              --
Other current
indebtedness....                     5,463       --          --         5,463          --           --            5,463
Customer
prepayments/deferred
revenue.........                   109,260       669         --       109,929      168,971          --          278,900
                                  --------   -------     -------     --------  -----------   ----------      ----------
 Total current
 liabilities....                   173,349     6,305      (1,242)     178,412      268,993          --          447,405
Deferred
compensation....                       367       --          --           367          --           --              367
Deferred tax
liability.......                    11,041       --        9,062(c)    20,103      621,946      561,716 (2)   1,203,765
Other non-
current
liabilities.....                       --        --          --           --        68,490          --           68,490
Long-term debt..                    13,007       --          --        13,007          --       585,318 (1)     598,325
Due to
affiliates......                       --        --          --           --           --           --              --
                                                     Pro Forma
                                              -----------------------
                                              Unrestricted Restricted
                                 Eliminations    Group       Group
                                 ------------ ------------ ----------
Liabilities and
Stockholders'
Equity
Accounts payable
and accrued
liabilities.....                  $      --     $ 43,795   $  119,247
Accounts and
notes payable to
affiliates......                      79,850      17,555       62,295
Other current
indebtedness....                         --        1,754        3,709
Customer
prepayments/deferred
revenue.........                         --      101,656      177,244
                                 ------------ ------------ ----------
 Total current
 liabilities....                      79,850     164,760      362,495
Deferred
compensation....                         --           85          282
Deferred tax
liability.......                         --        4,208    1,199,557
Other non-
current
liabilities.....                         --          --        68,490
Long-term debt..                         --          --       598,325
Due to
affiliates......                         --          --           --

Minority
interest........                     3,596       --          --         3,596          --           --            3,596
Minority
interest........                      (3,247)        349          --

Stockholders'
equity
Capital stock...                       726       --          128 (b)      854          --            65 (1)       1,519
                                                                                                    600 (2)
Additional paid-
in capital......                    22,319       --         (128)(b)   22,191    3,224,299      130,617 (1)   1,273,008
                                                                                             (2,104,099)(2)
Accumulated other comprehensive
losses..........                       (54)      --          --           (54)         --           --              (54)
Retained
earnings
(accumulated
deficit)                           180,610     6,484      (1,179)(c)  176,853   (1,586,685)   1,586,685(2)      176,853
                                                          (9,062)(c)
Group combined
equity..........                       --        --          --           --           --           --              --
                                  --------   -------     -------     --------  -----------   ----------      ----------
                                   203,601     6,484     (10,241)     199,844    1,637,614     (386,132)      1,451,326
Minority
interest deficit
in
Superstar/Netlink
Group LLC                           (1,179)      --        1,179 (c)      --           --           --              --
                                  --------   -------     -------     --------  -----------   ----------      ----------
 Total
 stockholders'
 equity.........                   202,422     6,484      (9,062)     199,844    1,637,614     (386,132)      1,451,326
                                  --------   -------     -------     --------  -----------   ----------      ----------
 Total
 liabilities
 and
 stockholders'
 equity.........                  $403,782   $12,789     $(1,242)    $415,329  $ 2,597,043   $  760,902      $3,773,274
                                  ========   =======     =======     ========  ===========   ==========      ==========
Stockholders'
equity
Capital stock...                      (1,519)        --           --
Additional paid-
in capital......                  (1,273,008)        --           --
Accumulated other comprehensive
losses..........                          54         --           --
Retained
earnings
(accumulated
deficit)                            (176,853)        --           --
Group combined
equity..........                   1,454,573     117,545    1,337,028
                                 ------------ ------------ ----------
                                       3,247     117,545    1,337,028
Minority
interest deficit
in
Superstar/Netlink
Group LLC                                --          --           --
                                 ------------ ------------ ----------
 Total
 stockholders'
 equity.........                       3,247     117,545    1,337,028
                                 ------------ ------------ ----------
 Total
 liabilities
 and
 stockholders'
 equity.........                  $   79,850    $286,947   $3,566,177
                                 ============ ============ ==========

  See accompanying notes to unaudited pro forma combined financial statements.


                                     III-3

                       United Video Satellite Group, Inc.

         (TV Guide, Inc. as of the closing of the TV Guide Acquisition)

              Unaudited Pro Forma Combined Statement of Operations

                          Year Ended December 31, 1998

                    (In thousands, except per share amounts)

                                                        The Netlink Acquisition and the TV Guide Acquisition
                   --------------------------------------------------------------------------------------------------------------
                            The Netlink Acquisition
                   ---------------------------------------------
                      UVSG     Netlink                   Pooled   Publications    TVSM     Pro Forma        UVSG
                   Historical Historical Adjustments    Results    Historical  Historical Adjustments    Pro Forma   Eliminations
                   ---------- ---------- -----------    --------  ------------ ---------- -----------    ----------  ------------
Revenues.........   $598,420   $39,777    $(16,257)(a)  $621,940   $ 642,406    $36,189    $     --      $1,300,535    $24,016
Operating
 expenses:
 Programming and
  delivery.......    322,059    25,102     (16,257)(a)   330,904     435,243     29,715         --          795,862     24,016
 Selling, general
  and
  administrative..   152,635     1,555         --        154,190      56,806      6,688         --          217,684        --
 Depreciation and
  amortization...     28,027       200         --         28,227     102,277        432      (1,508)(3)     129,428        --
                    --------   -------    --------      --------   ---------    -------    --------      ----------    -------
                     502,721    26,857     (16,257)      513,321     594,326     36,835      (1,508)      1,142,974     24,016
                    --------   -------    --------      --------   ---------    -------    --------      ----------    -------
Operating
 income..........     95,699    12,920         --        108,619      48,080       (646)      1,508         157,561        --
Gain on issuance
 of equity by
 subsidiary......     13,373       --       24,525(c)     37,898         --         --          --           37,898        --
Interest
 expense.........     (1,629)      --          --         (1,629)   (259,065)      (358)    (46,999)(4)     (48,986)       --
                                                                                            259,065 (5)
Other income
 (expense).......     16,530       --          --         16,530         --         --                       16,530        --
                    --------   -------    --------      --------   ---------    -------    --------      ----------    -------
Income (loss)
 before income
 taxes and
 minority
 interest........    123,973    12,920      24,525       161,418    (210,985)    (1,004)    213,574         163,003        --
(Provision)
 benefit for
 income taxes....    (37,507)   (4,535)    (16,935)(c)   (58,977)     27,368        --      (27,953)(7)     (59,562)       --
Minority interest
 in earnings         (21,689)      --       21,307 (c)      (382)        --         --          --             (382)       290
                    --------   -------    --------      --------   ---------    -------    --------      ----------    -------
Net income
 (loss)..........   $ 64,777   $ 8,385    $ 28,897      $102,059   $(183,617)   $(1,004)   $185,621      $  103,059    $   290
                    ========   =======    ========      ========   =========    =======    ========      ==========    =======
Earnings per
 share:
 Basic...........   $   0.88                            $   1.19                                         $     0.68
 Diluted.........   $   0.87                            $   1.17                                         $     0.67
Number of shares:
 Basic...........     73,208                              85,958                                            152,492
 Diluted.........     74,135                              86,885                                            153,419
                          Pro Forma
                   -----------------------
                   Unrestricted Restricted
                      Group       Group
                   ------------ ----------
Revenues.........    $484,393    $840,158
Operating
 expenses:
 Programming and
  delivery.......     320,125     499,753
 Selling, general
  and
  administrative..     93,583     124,101
 Depreciation and
  amortization...      15,600     113,828
                   ------------ ----------
                      429,308     737,682
                   ------------ ----------
Operating
 income..........      55,085     102,476
Gain on issuance
 of equity by
 subsidiary......      37,898         --
Interest
 expense.........        (707)    (48,279)
Other income
 (expense).......       4,783      11,747
                   ------------ ----------
Income (loss)
 before income
 taxes and
 minority
 interest........      97,059      65,944
(Provision)
 benefit for
 income taxes....     (37,435)    (22,127)
Minority interest
 in earnings             (316)        224
                   ------------ ----------
Net income
 (loss)..........    $ 59,308    $ 44,041
                   ============ ==========
Earnings per
 share:
 Basic...........
 Diluted.........
Number of shares:
 Basic...........
 Diluted.........

  See accompanying notes to unaudited pro forma combined financial statements.


                                     III-4

                       United Video Satellite Group, Inc.

         (TV Guide, Inc. as of the closing of the TV Guide Acquisition)

              Unaudited Pro Forma Combined Statement of Operations

                          Year Ended December 31, 1997

                    (In thousands, except per share amounts)

                                          The Netlink Acquisition
                                 ---------------------------------------------
                                    UVSG     Netlink                   Pooled
                                 Historical Historical Adjustments    Results
                                 ---------- ---------- -----------    --------
Revenues.......................   $507,598   $33,683    $(10,861)(a)  $530,420
Operating expenses:
 Programming and delivery......    260,584    16,396     (10,861)(a)   266,119
 Selling, general and
  administrative...............    143,019     1,306         --        144,325
 Depreciation and
  amortization.................     18,651       199         --         18,850
                                  --------   -------    --------      --------
                                   422,254    17,901     (10,861)      429,294
                                  --------   -------    --------      --------

Operating income...............     85,344    15,782         --        101,126

Interest expense...............     (2,122)      --          --         (2,122)
Other income ..................      6,212        30         --          6,242
                                  --------   -------    --------      --------
Income before income taxes and
 minority interest.............     89,434    15,812         --        105,246
Provision for income taxes.....    (25,892)   (5,744)     (6,802)(c)   (38,438)
Minority interest in earnings..    (17,782)      --       18,409 (c)       627
                                  --------   -------    --------      --------
Net income.....................   $ 45,760   $10,068    $ 11,607      $ 67,435
                                  ========   =======    ========      ========

Earnings per share*:
 Basic.........................   $   0.62                            $   0.78
 Diluted.......................   $   0.62                            $   0.78
Weighted average shares:
 Basic.........................     73,347                              86,097
 Diluted.......................     74,058                              86,808

--------
* Adjusted for two-for-one stock split in August 1998.


  See accompanying notes to unaudited pro forma combined financial statements.


                                     III-5

                       United Video Satellite Group, Inc.

         (TV Guide, Inc. as of the closing of the TV Guide Acquisition)

              Unaudited Pro Forma Combined Statement of Operations

                          Year Ended December 31, 1996

                    (In thousands, except per share amounts)

                                          The Netlink Acquisition
                                 --------------------------------------------
                                    UVSG     Netlink                  Pooled
                                 Historical Historical Adjustments   Results
                                 ---------- ---------- -----------   --------
Revenues........................  $437,168   $55,883     $(8,338)(a) $484,713
Operating expenses:
   Programming and delivery.....   227,938    34,931      (8,338)(a)  254,531
   Selling, general and
   administrative...............   137,687     6,399         --       144,086
   Depreciation and
   amortization.................    16,323       409         --        16,732
                                  --------   -------     -------     --------
                                   381,948    41,739      (8,338)     415,349
                                  --------   -------     -------     --------
Operating income................    55,220    14,144         --        69,364
Other income (expense)..........     1,684       (11)        --         1,673
                                  --------   -------     -------     --------
Income before income taxes and
 minority interest..............    56,904    14,133         --        71,037
Provision for income taxes......   (17,122)   (4,696)     (3,974)(c)  (25,792)
Minority interest in earnings...    (9,698)      --       10,755 (c)    1,057
                                  --------   -------     -------     --------
Net income......................  $ 30,084   $ 9,437     $ 6,781     $ 46,302
                                  ========   =======     =======     ========
Earnings per share(1):
   Basic........................  $   0.42                           $   0.55
   Diluted......................  $   0.41                           $   0.54
Weighted average shares:
   Basic........................    72,020                             84,770
   Diluted......................    73,522                             86,272

--------
(1) Adjusted for two-for-one stock split in August 1998.

  See accompanying notes to unaudited pro forma combined financial statements.


                                     III-6

          Notes to Unaudited Pro Forma Combined Financial Statements

Basis of Presentation

   The Netlink Acquisition. In connection with the Netlink Acquisition, the Company will acquire from Liberty all of the outstanding capital stock of the three corporations that own Liberty's interest in SNG, the Denver 6 Service and certain other programming interests in exchange for 12,750,000 shares of the Company's Class B common stock. The Netlink Acquisition will be accounted for as a merger of entities under common control, similar to a pooling-of-interests. Periods subsequent to January 25, 1996, the date UVSG and the Netlink Wholesale Division came under common control, are presented on an as-if-pooled basis.

   The historical operating results of SNG are included in the consolidated operating results of UVSG for periods subsequent to April 1, 1996 as UVSG has control over SNG's operations. Excluding Liberty's interest in SNG, the remainder of the business interests being acquired by the Company are held by the Netlink Wholesale Division. The presentation of the combined financial statements of the Company and the Netlink Wholesale Division, including the operations of Netlink's retail C-band business for the period from January 25, 1996 through March 31, 1996, the period from the date common control was established through the formation of SNG, include an adjustment to:

   (a) eliminate the sales of programming from the Netlink Wholesale Division to SNG and related accounts receivable/payable;

   (b) record the issuance of common stock to Liberty in connection with the Netlink Acquisition; and

   (c) record Liberty's gain associated with the minority interest adjustment in SNG at the acquisition of Turner Vision and to eliminate the minority interest in SNG's earnings attributable to Liberty's interest in SNG that is being acquired by the Company as a part of the Netlink Acquisition and reflect taxes on the associated earnings at Netlink's effective rate.

   The as-if-pooled financial statements have been derived from the historical consolidated financial statements of UVSG and the historical combined financial statements of Netlink Wholesale Division included elsewhere in this offering memorandum and are qualified in their entirety by reference to, and should be read in conjunction with, such historical financial statements and related notes thereto.

   TV Guide Acquisition. In connection with the TV Guide Acquisition, the Company will acquire all of the outstanding stock of Publications and TVSM which own and publish TV Guide Magazine, publish cable-based television listing guides, operate the web site now known as TV Guide Online and hold certain other assets, in exchange for 22,503,412 shares of the Company's Class A common stock, 37,496,588 shares of the Company's Class B common stock and $800 million in cash. For purposes of the pro forma combined financial statements, it is assumed that the Company will fund the cash portion of the TV Guide Acquisition and related costs with gross proceeds of $400 million from the offering, $185.3 million from initial borrowings under the bank credit facilities, $130.7 million from issuance of the Equalization Shares and $100 million from existing cash balances. The TV Guide Acquisition will be accounted for as a purchase.

   In June 1998, an indirect subsidiary of News Corp. acquired all of the outstanding capital stock of TVSM which owns and publishes monthly proprietary program listings for certain cable television systems and satellite programming distributors. The operating results of TVSM subsequent to June 26, 1998, the acquisition date, are included with those of Publications and not with the "TVSM Historical" financial information.

   The pro forma combined financial statements have been derived from the as-if-pooled financial statements of UVSG and the Netlink Wholesale Division, the historical combined financial statements of Publications included elsewhere in this offering memorandum, as adjusted to be presented on a calendar year basis, and the historical financial statements of TVSM, not included in this offering memorandum; and are qualified in their entirety by reference to, and should be read in conjunction with, such historical financial statements and related

                                     III-7
notes thereto. The pro forma information has been compiled as if the TV Guide Acquisition occurred on December 31, 1998 for balance sheet purposes and on January 1, 1998 for income statement purposes.

   The pro forma combined financial information may not be indicative of the results that actually would have occurred if the Netlink Acquisition and the TV Guide Acquisition had occurred on the dates indicated or which may be obtained in the future.

   The pro forma adjustments are based on available financial information and certain estimates and assumptions, therefore the actual adjustments could differ from the pro forma adjustments. The Company has not yet completed its analysis of the allocation of the purchase price in the TV Guide Acquisition among identifiable intangible assets and goodwill. In the pro forma financial information presented, the Company has allocated amounts to identifiable intangible assets as follows:

                       Intangible Asset                    Life   (in thousands)
                       ----------------                  -------- --------------
        Publishing rights............................... 40 years   $2,913,265
        Acquired subscriber accounts.................... 15 years      290,151
                                                                    ----------
                                                                    $3,203,416
                                                                    ==========

   Publishing rights include the rights associated with publishing TV Guide Magazine, including the use of the TV Guide trademark. Acquired subscriber accounts include the value attributable to the customer list of subscribers to TV Guide Magazine.

   After closing the TV Guide Acquisition, the Company, with the assistance of valuation consultants, will complete its evaluation of the fair value of the assets acquired and the estimated lives of such assets. Accordingly, the allocation of the purchase price and the lives of the assets, which are based on preliminary estimates, may differ from the final purchase price allocation and the final lives assigned to the assets.

   The pro forma adjustments necessary to present the financial position and results of operations of the Company are as follows:

(1) To reflect the issuance of $400 million aggregate principal amount of the notes, initial borrowings of $185.3 million under the Company's bank credit facilities and the issuance of the Equalization Shares equal to $130.7 million in Class A common stock. The proceeds from these transactions, together with $100 million cash on hand, will be used to fund the cash consideration to be paid in the TV Guide Acquisition and for related costs.

(2) To reflect the issuance of 22,503,412 shares of Class A common stock and 37,496,588 shares of Class B common stock, both at $18.68 per share, as adjusted for the two-for-one stock split effected on August 20, 1998, and the payment of $800 million in cash for a total consideration of $1.9 billion, in exchange for all of the outstanding capital stock of Publications and TVSM. The $18.68 per share value of the Company's common stock was determined based on an analysis of the market prices (without adjustments for premium or discount) of UVSG's common stock for a few days before and after the agreement on the TV Guide Acquisition was reached and announced:

                                                                  (in thousands)
                                                                  --------------
      Class A common stock.......................................   $      225
      Class B common stock.......................................          375
      Paid in capital............................................    1,120,200
      Cash.......................................................      800,000
                                                                    ----------
      Total consideration........................................   $1,920,800
                                                                    ==========


                                     III-8

  The excess of the consideration over the fair value of the net identifiable tangible assets acquired was allocated to intangible assets as follows:

                                                                (in thousands)
                                                                --------------
      Total consideration......................................   $1,920,800
      Publications net tangible liabilities assumed............      720,900
      Deferred income taxes....................................      561,716
                                                                  ----------
      Identifiable intangible assets related to TV Guide
       Acquisition.............................................    3,203,416
      Historical TV Guide intangible assets....................   (2,358,514)
                                                                  ----------
      Pro Forma adjustment to intangible assets................   $  844,902
                                                                  ==========

(3) To adjust amortization of the intangible assets associated with the TV Guide Acquisition. The Company currently expects to amortize these assets over lives ranging from 15 to 40 years on a straight-line basis.

(4) To reflect interest, at the rate of 8.125% and 6.65% per annum, based on current interest rates, on the debt incurred under the offering and under the bank credit facility, respectively, to fund the TV Guide Acquisition and amortization of related costs. A change in the interest rate of 1/8 of a percent would result in a change in interest expense of approximately $730,000 annually.

(5) To eliminate intercompany interest expense.

(6) To reflect the payment and capitalization of acquisition-related costs. The Company intends to amortize these assets over periods ranging from 6 to 10 years.

(7) To reflect income taxes resulting from the above pro forma adjustments.

Earnings per Share

   The following information reconciles the number of shares used to compute historical basic and diluted earnings per share to pro forma basic and diluted earnings per share (in thousands):

                                              Year Ended December 31,
                                   ---------------------------------------------
                                        1998            1997           1996
                                   --------------- -------------- --------------
                                    Basic  Diluted Basic  Diluted Basic  Diluted
                                   ------- ------- ------ ------- ------ -------
Weighted average number of shares
 of common stock and dilutive
 potential shares of common
 stock--historical...............   73,208  74,135 73,347 74,058  72,020 73,522
Common shares to be issued in
 connection with the Netlink
 Acquisition.....................   12,750  12,750 12,750 12,750  12,750 12,750
                                   ------- ------- ------ ------  ------ ------
Weighted average number of shares
 of common stock and dilutive
 potential shares of common
 stock--pro forma--Netlink
 Acquisition only................   85,958  86,885 86,097 86,808  84,770 86,272
                                                   ====== ======  ====== ======
Common shares to be issued in
 connection with the TV Guide
 Acquisition, including the
 Equalization Shares.............   66,534  66,534
                                   ------- -------
Weighted average number of shares
 of common stock and dilutive
 potential shares of common
 stock--pro forma--both Netlink
 Acquisition and TV Guide
 Acquisition.....................  152,492 153,419
                                   ======= =======

                                    III-9